Exhibit 2.4

Execution

SECURITIES PURCHASE AGREEMENT

among

FREDERICK M. HIGGINS, FREDERICK M. HIGGINS CHARITABLE REMAINDER UNITRUST, HEATHER HIGGINS, LESLIE HIGGINS EMBRY, CATHY HOWARD, GLENN HOWARD, STACY HOWARD JONES, WESLEY HOWARD, JAMIE GADDIE HIGGINS FAMILY TRUST, JAMIE GADDIE HIGGINS MARITAL TRUST, RITA BARKS, DANNY EVANS, JERRY GOFF, HELEN JERNIGAN, MARTHA MILLER-WEBB, DONNA CARLYLE, BETSY MONROE, OWEN MONROE TRUST UNDER WILL, CARRIE LEIGH PORCEL,

FREDERICK M. HIGGINS, AS SELLERS’ REPRESENTATIVE,

GIRKIN DEVELOPMENT, LLC

and

TRAVELCENTERS OF AMERICA LLC

dated as of

November 14, 2013

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Exhibits:

Exhibit A -	Form of Earnest Money Escrow Agreement
Exhibit B -	Form of Indemnity Escrow Agreement
Exhibit C -	Form of Assumption Agreement
Exhibit D -	Form of Guaranty
Exhibit E -	Form of Assignment and Withdrawal Agreement
Exhibit F -	Form of FIRPTA Certificate

Annex A-	Form of Closing Working Capital Statement

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SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of November 14, 2013, is entered into among Frederick M. Higgins, Frederick M. Higgins Charitable Remainder Unitrust, Heather Higgins, Leslie Higgins Embry, Cathy Howard, Glenn Howard, Stacy Howard Jones, Wesley Howard, Jamie Gaddie Higgins Family Trust, Jamie Gaddie Higgins Marital Trust, Rita Barks, Danny Evans, Jerry Goff, Helen Jernigan, Martha Miller-Webb, Donna Carlyle, Betsy Monroe, Owen Monroe Trust Under Will, and Carrie Leigh Porcel (each a “Seller” and collectively “Sellers”), Girkin Development, LLC, a Kentucky limited liability company (the “Company”), TravelCenters of America LLC, a Delaware limited liability company (“Buyer”), and Frederick M. Higgins, as Sellers’ Representative (“Sellers’ Representative”).

RECITALS

Sellers own all of the issued and outstanding units of membership interest (the “Interests”) of the Company.

Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Interests, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, audit, notice of violation, notice of responsibility, proceeding, litigation, citation, summons or subpoena of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Assignment and Withdrawal Agreement” has the meaning set forth in Section 2.03(e)(i).

“Assumption Agreement” has the meaning set forth in Section 2.03(d).

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Broker” means Raymond James & Associates, Inc.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the City of New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Causes of Action” has the meaning set forth in Section 5.11(c).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer Released Parties” has the meaning set forth in Section 5.11(a).

“Buyer Releasing Parties” has the meaning set forth in Section 5.11(c).

“Buyer’s Accountants” means Ernest & Young LLP.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System.

“Closing” has the meaning set forth in Section 2.05.

“Closing Adjustment” has the meaning set forth in Section 2.04(a)(ii).

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the Effective Time on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.04(b)(i).

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the preamble.

“Company Intellectual Property” has the meaning set forth in Section 3.12(a).

“Company Site” means each parcel of Real Property.

“Confidentiality Agreement” means that certain letter by and between Travel Centers of America, LLC and Raymond James & Associates, for itself and on behalf of Girkin Development, LLC, dated June 17, 2013.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements or offers, whether written or oral.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense related to or benefiting the Transferred Properties or relating to the Remediation of the sites listed in Section 5.14(a) of the Disclosures Schedules, (b) receivables representing Indebtedness, (c) deferred Tax assets, and (d) receivables from any of the Company’s Affiliates, members, managers or employees, and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means all accounts payable and accrued Taxes (increased by any incremental Tax resulting from the transfer or sale of the Transferred Properties and/or the assets identified in items 7, 8 and 9 of Section 5.01 of the Disclosure Schedules at or prior to the Closing, computed without reduction for any federal and state net operating loss carry forwards), and accrued expenses, whether or not then due, but excluding, deferred Tax liabilities and Indebtedness (including interest payable), determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end. For the avoidance of doubt, Current Liabilities shall also include any and all unpaid costs and expenses of the Company or its Affiliates incurred in connection with, or as a result of or related to, the sale process with respect to the Interests and the negotiation, preparation, execution and closing of the transactions contemplated by this Agreement, including, but not limited to, all unpaid costs and expenses incurred in connection with the transfer or sale of the Transferred Properties and/or the assets identified in items 7, 8 and 9 of Section 5.01 of the Disclosure Schedules and the unpaid fees and expenses of all professional advisors, investment bankers, brokers, accountants, attorneys, consultants, engineers and representatives of the Company or its Affiliates.

“Datasite” means the password protected website maintained by the Broker through OneHub for purposes of sharing documents relating to the Company to Buyer.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Earnest Money” has the meaning set forth in Section 2.02(b).

“Earnest Money Escrow Agreement” has the meaning set forth in Section 2.02(b).

“Effective Time” has the meaning set forth in Section 2.05.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or Remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release or threat of Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or Contract with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, sediment, surface water, groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or Remediation of any Hazardous Materials.  The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, notice of responsibility, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit or the Release of any Hazardous Materials.

“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Sections 4001(a)(14) or 4001(b)(1) of ERISA.

“Escrow Agent” means Commonwealth Land Title Insurance Company.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.04(a)(i).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.04(a)(i).

“Excluded Obligations and Liabilities” means (a) all costs and expenses of whatever kind incurred in connection with the Remediation of the sites listed in Section 5.14(a) of the Disclosure Schedules and (b) all obligations and liabilities arising out of or relating to the ownership or operation of, or any event or condition existing on, the Transferred Properties, whether arising prior to or after transfer or sale to Falcon.

“Falcon” has the meaning set forth in Section 2.03(b).

“Financial Statements” has the meaning set forth in Section 3.06.

“Former Company Site” means any real property formerly owned, operated or leased (as lessee) by the Company and not including any Company Site or Transferred Property.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guaranty” has the meaning set forth in Section 2.03(d).

“Hazardous Materials” means: (a) any material, substance, or waste, in each case, whether solid, liquid, or gas and whether naturally occurring or manmade, that is defined or regulated as a pollutant or contaminant or as hazardous, acutely hazardous, toxic, or words of similar import, under any Environmental Law; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” means without duplication, (a) any indebtedness for borrowed money, (b) any obligations evidenced by notes, bonds, debentures or similar contracts, (c) any obligations for the deferred purchase price of property, goods or services (other than trade payables not more than sixty (60) days past due), (d) any capital lease obligations, (e) any obligations in respect of letters of credit and bankers’ acceptances, (f) any obligations under interest rate protection agreements or hedging agreements or (g) any guaranty of any such obligations described in clauses (a) through (f) above.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Indemnity Escrow Amount” has the meaning set forth in Section 2.03(c)(i).

“Indemnity Escrow Agreement” has the meaning set forth in Section 2.03(c)(ii).

“Independent Accountants” has the meaning set forth in Section 2.04(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” has the meaning set forth in Section 3.12(a).

“Intellectual Property Registrations” has the meaning set forth in Section 3.12(b).

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Interests” has the meaning set forth in the Recitals.

“Knowledge of Sellers or Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of Frederick M. Higgins, Catherine Higgins Howard, Bud Young and Jerry Goff, each in such person’s capacity as an employee of the Company, after having made reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” means any real property leased (as lessee) by the Company other than Transferred Properties, together with all appurtenances thereto and buildings, structures, fixtures, facilities and improvements located thereon.

“Liabilities” means any debt, liability, obligation or commitment (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“Licensed Intellectual Property” has the meaning set forth in Section 3.12(a).

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include lost profits, special, punitive, speculative or exemplary damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that (a) is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise) or assets of the Company, taken as a whole; or (b) has prevented or materially delayed the ability of Sellers to consummate the sale of the Interests, as contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in financial, credit or securities markets, general economy or business conditions, or political, social or regulatory conditions; (ii) changes, conditions or effects that generally affect the industries in which the Company operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement or from any action taken at the request of Buyer or any of its Affiliates; (iv) conditions caused by acts of terrorism or war (whether or not declared); (v) the announcement or pendency of the transactions contemplated by this Agreement; (vi) a change in GAAP; (vii) any change in any Law or other requirement of any Governmental Authority; (viii) the failure of the Company to meet, with respect to any period or periods, any internal forecasts or projections, estimates of earnings or revenues, or business plans; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), (iv) or (vii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a substantially disproportionate effect on the Company compared to other participants in the industries in which the Company operates.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Suppliers” has the meaning set forth in Section 3.15.

“Minority Sellers” means Rita Barks, Danny Evans, Jerry Goff, Helen Jernigan, Martha Miller-Webb, Donna Carlyle, Betsy Monroe and Owen Monroe Trust Under Will.

“Multi-Employer Plan” has the meaning set forth in Section 3.20(c).

“Organizational Documents” means (i) the articles or certificate of incorporation or organization and bylaws of a corporation; (ii) the partnership agreement and any statement or certificate of formation of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the articles or certificate of formation or organization and limited liability company agreement or comparable documents of a limited liability company; (v) the declaration or indenture of trust of any trust; and (vi) similar constituent documents for other entities.

“Owned Real Property” means any real property owned in fee simple by the Company, or to be transferred to the Company as required by Section 2.03(f), together with all appurtenances thereto and buildings, structures, fixtures, facilities and improvements located thereon, but excluding the Transferred Properties.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, waivers, or other similar authorizations, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(b)(ii).

“Post-Closing Tax Period” means any taxable period of the Company beginning after the Closing Date and, with respect to any taxable period of the Company beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period of the Company ending on or before the Closing Date and, with respect to any taxable period of the Company beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” has the meaning set forth in Section 6.03(c).

“Purchase Price” has the meaning set forth in Section 2.02.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Remediation” means all activities, whether undertaken pursuant to judicial or administrative order or otherwise, that are required to investigate, monitor, clean up, remove, treat, or in any other way address or respond to a Release of Hazardous Materials.

“Release” means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).

“Review Period” has the meaning set forth in Section 2.04(c)(i).

“SEC” has the meaning set forth in Section 5.10.

“Seller Causes of Action” has the meaning set forth in Section 5.11(a).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller Released Parties” has the meaning set forth in Section 5.11(c).

“Seller Releasing Parties” has the meaning set forth in Section 5.11(a).

“Sellers” has the meaning set forth in the preamble.

“Sellers’ Accountants” means Rayburn, Bates & Fitzgerald, P.C.

“Sellers’ Actual Knowledge” means the actual knowledge of Frederick H. Higgins, Catherine Higgins Howard, Bud Young and Jerry Goff.

“Sellers’ Representative” has the meaning set forth in the preamble.

“Sellers’ Representative Fund” means an account as designated by Sellers’ Representative to the Buyer not less than three (3) Business Days prior to the Closing Date.

“Sellers’ Representative Fund Amount” has the meaning set forth in Section 2.03(c)(i).

“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).

“Target Working Capital” means $0.00.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, gains, margins, business organization, sales, use, production, ad valorem, transfer, capital stock, franchise, recording, registration, value added, alternative or add-on minimum, profits, license, leasing, lease, user, service, service use, withholding, payroll, employment, unemployment, social security (or similar, including FICA), disability, estimated, excise, severance, environmental, fuel, stamp, occupation, premium, escheat, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, levies or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not.

“Tax Claim” has the meaning set forth in Section 6.04(a).

“Tax Return” means any return, declaration, report, form, claim for refund, information return or statement of any kind or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Title Company” means Commonwealth Land Title Insurance Company.

“Transaction Documents” has the meaning set forth in Section 10.01.

“Transfer Taxes” has the meaning set forth in Section 6.01(b).

“Transferred Properties” has the meaning set forth in Section 2.03(b).

“Transition Period End Date” has the meaning set forth in Section 5.13(c).

“Undisputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Union” has the meaning set forth in Section 3.21(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar Laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II
PURCHASE AND SALE

SECTION 2.01  Purchase and Sale.  Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Interests, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

SECTION 2.02  Purchase Price.  The aggregate purchase price for the Interests is $66,197,500, subject to adjustment pursuant to Section 2.04 (the “Purchase Price”).

(a)           Within two (2) Business Days after the execution and delivery of this Agreement, Buyer shall deliver to the Escrow Agent $6,700,000 (together with all interest earned thereon, the “Earnest Money”) to be held in accordance with the terms of the Earnest Money Escrow Agreement in the form of Exhibit A (the “Earnest Money Escrow Agreement”), which shall be executed by the parties thereto on the date of this Agreement.  The Earnest Money shall be non-refundable to Buyer except as provided for in Sections 9.01(a)(i), (ii), (iv) and (v).  Unless this Agreement has been terminated pursuant to Section 9.01, the Earnest Money shall be paid to Sellers at Closing and credited against the Purchase Price due at Closing.

SECTION 2.03  Transactions to be Effected Immediately Prior to or at the Closing.

(a)           Immediately prior to the Closing, Sellers will pay all outstanding Indebtedness of the Company; and

(b)           Immediately prior to the Closing, the Company shall transfer or sell all of its right, title and interest in the real property described in Section 2.03(b) of the Disclosure Schedules (“Transferred Properties”) to Falcon, LLC, a Kentucky limited liability company (“Falcon”), or its designee, by quitclaim deed, without any representations or warranties of any kind whatsoever, or by lease assignment, as applicable, and Falcon will assume and agree to pay, perform and observe all Liabilities arising out of or relating to the ownership or operation of the Transferred Properties, including the Contracts listed in Section 2.03(b) of the Disclosure Schedules, whether arising before or after the date of transfer.

(c)           At the Closing, Buyer shall:

(i)            Pay the Purchase Price, increased or decreased, as applicable, by any Closing Adjustment, less $4,690,000 (the “Indemnity Escrow Amount”) and less $250,000 (the “Sellers’ Representative Fund Amount”) to Sellers by wire transfer of immediately available funds to the account or accounts specified in writing by Sellers’ Representative to Buyer (which instructions shall be delivered no later than three (3) Business Days prior to the Closing Date);

(ii)           Deposit the Indemnity Escrow Amount with the Escrow Agent to be held in accordance with the terms of the Indemnity Escrow Agreement in the form of Exhibit B (the “Indemnity Escrow Agreement”), which shall be executed by the parties thereto on the Closing Date;

(iii)          Deposit the Sellers’ Representative Fund Amount into the Sellers’ Representative Fund; and

(iv)          Deliver to the Company all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03.

(d)           At the Closing the Excluded Obligations and Liabilities shall be assumed by Falcon pursuant to an assumption agreement in the form of Exhibit C (“Assumption Agreement”) and Frederick M. Higgins shall have guaranteed the obligations of Falcon pursuant to a guaranty in the form of Exhibit D (“Guaranty”).

(e)           At the Closing, each Seller shall deliver to Buyer:

(i)            An assignment of his/her/its respective Interest and withdrawal as a member of the Company, which Assignment and Withdrawal Agreement shall be in the form of Exhibit D (“Assignment and Withdrawal Agreement”); and

(ii)           All other agreements, documents, instruments or certificates required to be delivered by such Seller at or prior to the Closing pursuant to Section 7.02.

(f)            Prior to the Closing, the Company shall cause the fee ownership in the real property listed on Section 2.03(f) of the Disclosure Schedules to be held of record in the name of the Company, which shall include recording any applicable deeds, certificates of merger, certificates of name change and the like with the applicable land records, terminating any applicable leases between the Company, as lessee, and the fee owner of record, as lessor, which terminations shall include a full, unconditional release of the Company from any covenants or obligations under such leases, whether arising prior to or after such termination, and the Company shall have received evidence reasonably satisfactory to the Buyer that all Indebtedness secured by such real property has been, or will be as of the Closing, paid and all Encumbrances securing such Indebtedness released.  The costs associated with performing the obligations under this Section 2.03(f) shall be borne by the Company and shall be included in the Current Liabilities of the Company for purposes of determining Closing Working Capital.

SECTION 2.04  Purchase Price Adjustment.

(a)           Closing Adjustment.

(i)            At least two (2) Business Days before the Closing, the Company shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date, a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the chief financial officer of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end and including only the categories of assets and liabilities set forth in the form of Closing Working Capital statement attached as Annex A.

(ii)           The “Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus the Target Working Capital.  If the Closing Adjustment is a positive number, the Purchase Price shall be increased by the amount of the Closing Adjustment.  If the Closing Adjustment is a negative number, the Purchase Price shall be reduced by the amount of the Closing Adjustment.

(b)           Post-Closing Adjustment.

(i)            Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative a statement setting forth its calculation of Closing Working Capital, which statement shall contain an unaudited balance sheet of the Company as of the Closing Date (the “Closing Working Capital Statement”) and a certificate of the chief financial officer of Buyer that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end, and including only the categories of assets and liabilities set forth in the form of Closing Working Capital statement attached as Annex A.

(ii)           The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”).  If the Post-Closing Adjustment is a positive number, Buyer shall pay to Sellers’ Representative an amount equal to the Post-Closing Adjustment as provided in Section 2.04(c)(vi).  If the Post-Closing Adjustment is a negative number, Sellers shall pay to Buyer an amount equal to the absolute value of the Post-Closing Adjustment as provided in Section 2.04(c)(vi).

(c)           Examination and Review.

(i)            Examination.  After receipt of the Closing Working Capital Statement, Sellers’ Representative shall have thirty (30) days (the “Review Period”) to review the

Closing Working Capital Statement.  During the Review Period, Sellers’ Representative and Sellers’ Accountants shall have access during normal business hours to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Working Capital Statement as Sellers’ Representative may reasonably request, provided such access shall not interfere with the normal business operations of Buyer or the Company.

(ii)           Objection.  On or prior to the last day of the Review Period, Sellers’ Representative may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Sellers’ Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ Representative’s disagreement therewith (the “Statement of Objections”).  If Sellers’ Representative fails to timely deliver a Statement of Objections, the Closing Working Capital Statement and the Post-Closing Adjustment reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Sellers’ Representative.  If Sellers’ Representative timely delivers the Statement of Objections, Buyer and Sellers’ Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Sellers’ Representative, shall be final and binding.

(iii)          Resolution of Disputes.  If Sellers’ Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to Deloitte & Touche LLP (the “Independent Accountants”) who shall resolve the Disputed Amounts and make any required adjustments to the Post-Closing Adjustment and the Closing Working Capital Statement.  The Independent Accountants shall only decide the Disputed Amounts and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)          Fees of the Independent Accountants.  The costs, fees and expenses of the Independent Accountants shall be paid fifty percent (50%) by Sellers and fifty percent (50%) by Buyer.  Each party shall bear its own attorneys’ fees, costs and expenses related to such dispute.

(v)           Determination by Independent Accountants.  The Independent Accountants shall make a determination as soon as practicable within thirty (30) days after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding.

(vi)          Payments of Post-Closing Adjustment.  Payment of the Post-Closing Adjustment, together with interest, shall (A) be due (x) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, within five (5) Business Days of the final resolution of all Disputed Amounts pursuant to this Section 2.04(c); and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Sellers’ Representative, as the case may be; provided, however,  the Post-Closing Adjustment due Buyer shall be satisfied first from the Indemnity Escrow Amount to the extent of funds available therefor pursuant to the Indemnity Escrow Agreement and then by payment of immediately available funds from Sellers.  The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date to but excluding the date of payment at an annual rate of one percent (1%).  Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.

(d)           Adjustments for Tax Purposes.  Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by applicable Law.

SECTION 2.05  Closing.  Subject to the terms and conditions of this Agreement, the purchase and sale of the Interests shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Eastern Standard Time, three (3) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, MA, or at such other date or at such other place as Sellers’ Representative and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).  The Closing shall be deemed to have been consummated at 11:59 p.m., Central Time, on the Closing Date (the “Effective Time”).

SECTION 2.06  Withholding Tax.  Each party to this Agreement, the Earnest Money Escrow Agreement, or the Indemnity Escrow Agreement shall be entitled to deduct and withhold from any amounts payable by such party to any other Person such amounts as such party determines it is required to deduct and withhold under any provision of Tax Law, provided, however, the withholding party shall first notify the other party of its intent to withhold and give the other party an opportunity to demonstrate that no withholding (or a lesser amount) is required.  All such withheld amounts shall be treated for all purposes as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Sellers, jointly and severally (subject to the limitations of Section 8.04(e)), represent and warrant to Buyer that the statements contained in this Article III are true and correct.

SECTION 3.01  Authority of Sellers.  The execution and delivery of this Agreement by the Company and each Seller which is not a natural person, the performance by the Company and each such Seller of its obligations hereunder  and the consummation by such Sellers of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Company and each such Seller.  This Agreement has been duly executed and delivered by the Company and each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of the Company and each Seller enforceable against the Company and each Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity.

SECTION 3.02  Organization, Authority and Qualification of the Company.  The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Kentucky and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted.  Complete copies of each Organizational Document of the Company have been made available to Buyer on the Datasite.  Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which real properties are owned or leased by it and,  except where the failure to be so licensed or qualified has not resulted, and would not reasonably be expected to result in, individually or in the aggregate, a material Liability to the Company, in each jurisdiction where the operation of its business as currently conducted makes such licensing or qualification necessary.  Except for the ownership, leasing and operation of the Company Sites and the Transferred Properties, the Company does not conduct any material business.

SECTION 3.03  Capitalization.  The Interests consist of 578,884.18 units of limited liability company membership interest.  All of the Interests have been duly authorized and are validly issued.  Each Seller is the record and beneficial owner of the units of limited liability company membership interest set forth opposite such Seller’s name in Section 3.03(a) of the Disclosure Schedules, free and clear of all Encumbrances.  Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Interests, free and clear of all Encumbrances.

(a)           All of the Interests were issued in compliance with applicable Laws and the Organizational Documents of the Company.  None of the Interests were issued in violation of any agreement, arrangement or commitment to which any Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(b)           Other than as set forth in Section 3.03(c) of the Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the membership interests of the Company or obligating any Seller or the Company to issue or sell any units of membership interest in the Company.  The Company does not have outstanding or authorized any appreciation, phantom equity, profit participation or similar rights.  Other than as set forth in Section 3.03(c) of the Disclosure Schedules, there are no voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Interests.

SECTION 3.04  No Subsidiaries.  The Company does not own, or have any legal or beneficial ownership or investment (whether debt or equity) in any other Person.

SECTION 3.05  No Conflicts; Consents.  Except as set forth in Section 3.05 of the Disclosure Schedules, the execution, delivery and performance by each Seller and the Company of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company or any Seller that is not a natural person; (b) conflict with, in any material respect, or result in a material violation or breach of any provision of any Law or Governmental Order applicable to any Seller or the Company; (c)(i) require notice to, or (ii) require the consent of or other action by, any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any material Contract or material Permit to which any Seller or the Company is a party or bound or to which any of their respective properties and assets or the business of the Company is subject; or (d) result in the creation or imposition of any Encumbrance on any of the Interests or any properties or assets of the Company.  Except as set forth in Section 3.05 of the Disclosure Schedule, no Governmental Order, or declaration or filing with, or notice to, any Governmental Authority or any material Permit is required by or with respect to any Seller or the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

SECTION 3.06  Financial Statements.  Complete copies of the Company’s audited financial statements consisting of the balance sheet of the Company as at December 31 in each of 2010, 2011 and 2012 and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at September 30, 2013 and the related statements of income and retained earnings, members’ equity and cash flow for the nine-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been made available to Buyer on the Datasite.  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements).  The Financial Statements are based on the books and records of the Company, and fairly present, in all material respects, the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated.  The balance sheet of the Company as of December 31, 2012 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of September 30, 2013 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.  The Company maintains a standard system of accounting established and administered in accordance with GAAP.

SECTION 3.07  Undisclosed Liabilities.  Except as set forth in Section 3.07 of the Disclosure Schedule, the Company has no material Liabilities except (a) those which are stated or adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, (b) those which have been incurred in connection with the transactions contemplated hereby, and (c) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date.

SECTION 3.08  Absence of Certain Changes, Events and Conditions.  Except as set forth in Section 3.08 of the Disclosure Schedule, since the Interim Balance Sheet Date (i) through the date hereof, the Company has conducted its business, in all material respects, in the ordinary course of business and (ii) there has not been any:

(a)           event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           amendment of the Organizational Documents of the Company;

(c)           change in the number of units of membership interest representing the Interests;

(d)           issuance, sale or other disposition of any of membership interests in the Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests in the Company;

(e)           change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(f)            change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(g)           cancellation of any debt owed to the Company or waiver of any right, claim or entitlement having a value in excess of $100,000 or otherwise material to the operation of the Company’s business in the ordinary course;

(h)           loan to (or forgiveness of any loan to) any of its members, managers or employees (excluding advancement of expenses in accordance with Company policy and past practice);

(i)            entry into a new line of business or abandonment or discontinuance of existing lines of business;

(j)            with respect to the Company, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(k)           purchase, lease or other acquisition by the Company of the right to own, use or lease any property or assets (other than inventory or supplies) for an amount in excess of $100,000, individually (in the case of a lease, annually) or $500,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except in the ordinary course of business consistent with past practice;

(l)            purchase of inventory or supplies, except in the ordinary course of business consistent with past practices;

(m)          acquisition (whether by merger, consolidation or purchase of assets or stock) of a substantial portion of the assets or business of any Person or any division thereof;

(n)           action by the Company to (i) make, change or rescind any material Tax election or amend any Tax Return or (ii) take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period; or

(o)           any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

SECTION 3.09  Material Contracts.

(a)           Except for any Contracts that constitute Permitted Encumbrances and any Contracts that relate solely to the Transferred Properties, Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with the Contracts set forth in Section 3.10(b) and Section 3.12(d) of the Disclosure Schedules, being “Material Contracts”):

(i)            each Contract of the Company involving aggregate consideration in excess of $100,000 and which, in each case, cannot be cancelled by the Company without penalty and without more than ninety (90) days’ notice including any such Contract that renews automatically or contains an “evergreen” provision which is not terminable by the Company without penalty and without more than ninety (90) days’ notice;

(ii)           all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)          all Contracts (excluding “standard form” Contracts for the purchase, sale or license of products or services in the ordinary course of business as made available to Buyer on the Datasite) that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)          all Contracts that impose continuing obligations on the Company, as of the Effective Time, that relate to the acquisition or disposition of any business operation, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) in the last five (5) years;

(v)           all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts involving aggregate consideration in excess of $35,000 to which the Company is a party or bound;

(vi)          all employment, severance or consulting Contracts (other than Benefit Plans) with employees or independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without penalty and without more than ninety (90) days’ notice;

(vii)         all Contracts representing or evidencing Indebtedness (including, without limitation, guarantees) of the Company or an Encumbrance, other than Permitted Encumbrances, on any Company asset;

(viii)        all Contracts (excluding Permits) involving aggregate consideration in excess of $100,000 with any Governmental Authority to which the Company is a party or bound;

(ix)          all Contracts that relate to gift cards, rewards programs or any similar promotional programs;

(x)           all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi)          any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xii)         all Contracts between or among the Company on the one hand and a Seller or any Affiliate of any Seller (other than the Company) on the other hand; and

(xiii)        all Contracts for the purchase or supply of inventory or supplies from a Material Supplier.

(b)           Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect with respect to the Company, and to Sellers’ Knowledge, each other party thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Law affecting creditors’ rights and remedies generally and to general principles of equity.  Neither the Company nor, to Sellers’ Actual Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) any Material Contract in any material respect.  The Company has not provided nor has any other party thereto provided, to the Company, written notice of any intention to terminate any Material Contract (other than termination of Contracts described in Section 3.09(a)(vii)).  To Sellers’ Actual Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer on the Datasite.

SECTION 3.10  Title to Assets; Real Property.

(a)           The Company has fee simple title (or will have at Closing fee simple title)  to all Owned Real Property, good and marketable leasehold title to all Leased Real Property and good and valid title to all personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than personal property sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date.  All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for those Encumbrances evidencing or securing Indebtedness that are properly recorded in the land records for the county where any applicable Company Site is located or which an accurate and current title search of such Company Site would reveal, in each case as of October 1, 2013, those Encumbrances set forth in Section 7.02(i) of the Disclosure Schedules and the following (clauses (i) through (v) below, collectively, the “Permitted Encumbrances”):

(i)            those items set forth in Section 3.10(a)(i) of the Disclosure Schedules;

(ii)           statutory liens for current Taxes not yet due and payable or being contested in good faith by appropriate procedures or proceedings and for which there are adequate accruals or reserves on the Balance Sheet which contested Taxes, if material, are more particularly described in Section 3.10(a)(ii) of the Disclosure Schedules;

(iii)          mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iv)          easements, rights of way, zoning ordinances and other Encumbrances (other than Encumbrances evidencing or securing Indebtedness)  affecting any Company Site which either (A) do not, individually or in the aggregate, detract from or impair in any material respect the value or continued use of such Company Site, or (B) are properly recorded in the land records for the county where such Company Site is located or which an accurate and current title search, survey or inspection of such Company Site would reveal, in each case as of October 1, 2013; or

(v)           other than with respect to any Company Site, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b)           Section 3.10(b) of the Disclosure Schedules lists (i) the street address and legal description of each Company Site; (ii) if such Company Site is Leased Real Property, the applicable lease documents (including any amendments and modifications thereto), the landlord under the lease, the base rental amount currently being paid, and the expiration of the term of such lease or sublease; and (iii) if such Company Site is leased in whole or in part to a third party, the applicable lease documents (including any amendments and modifications thereto), the tenant under the lease, the base rental amount currently being paid, and the expiration of the term of such lease or sublease.  The Company has delivered or made available to Buyer on the Datasite complete and correct copies of any leases affecting the Owned Real Property or the Leased Real Property pursuant to which the Company is either the lessor or the lessee.  Except for the Company Sites and the Transferred Properties, the Company does not have any interest in any real property.  Except as set forth in Section 3.10(b) of the Disclosure Schedules, the Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Company Site.

(c)           There are no Actions (nor to Sellers’ Actual Knowledge, any investigations) pending nor, to Sellers’ Actual Knowledge, threatened against or affecting any Company Site or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

(d)           On the Closing Date, no Company Site will be subject to any right of first refusal, option to purchase or lease granted to a third person, except for any right of first refusal or option to purchase or lease properly recorded in the land records for the county where such Company Site is located or which an accurate and current title search of such Company Site would reveal, in each case as of October 1, 2013, or as otherwise set forth in Section 3.10(a)(i) of the Disclosure Schedules.

(e)           Except as set forth in Section 3.10(e) of the Disclosure Schedule, not more than one (1) month’s rent has been prepaid under any lease of a Company Site where the Company is either the lessor or the lessee.  The Company (either as lessor or lessee) has no present or future obligation to construct any tenant improvements, to pay any allowance to construct any tenant improvement or to pay any lease commissions under any lease affecting any Company Site.

(f)            To Sellers’ Actual Knowledge, there are no intended public improvements which may involve any charge being levied or assessed, or which may result in the creation of any Encumbrance upon any Company Site.

(g)           There are no outstanding mechanics’ liens, or rights to claim a mechanics’ lien in favor of any materialman, laborer or any other person in connection with labor or materials furnished to or performed on any portion of any Company Site that will not have been fully paid for on or prior to the Closing Date.

(h)           To Sellers’ Knowledge, all appurtenances, utilities and material services needed for the current use and operation of all of the Company Sites (including, without limitation, gas, water, electricity and telephone) are available thereto.  To Sellers’ Actual Knowledge, no fact, condition or proceeding exists which would result in the termination or impairment of the furnishing of such utilities to any of the Company Sites.

(i)            Section 3.10(i) of the Disclosure Schedules lists the outstanding principal amount of Indebtedness as of September 30, 2013, and the lender thereto, with respect to each Company Site that is secured by a lien on such Company Site, which Indebtedness will be paid off or satisfied on or before Closing pursuant to Section 2.03(a).

SECTION 3.11  Condition And Sufficiency of Assets.

(a)           All machinery, equipment and other tangible assets that are material to the Company’s business and are used by the Company are owned or leased by the Company and are in good operating condition, maintenance and repair, ordinary wear and tear excepted, are usable in the ordinary course of business, and are reasonably adequate and suitable for the uses to which they are being put in the operation of the Company’s business as of the date hereof.

(b)           To Sellers’ Knowledge, there are no patent or latent defects with respect to the buildings, structures and other improvements on each Company Site (ordinary wear and tear, casualty and condemnation excepted) that would materially interfere with the continued conduct of the Company’s business on each Company Site in substantially the manner conducted as of the date hereof.

SECTION 3.12  Intellectual Property.

(a)           “Intellectual Property” means all United States, state and foreign intellectual property, including patents, inventions, discoveries, technology and know-how, copyrights and copyrightable works (including software and software code in any form, including source code and executable or object code), trademarks, service marks, trade names, brand names, corporate names, domain names, URLs, web sites, email addresses, logos trade dress and other source indicators, trade secrets and other related confidential information used in the conduct of the business of the Company and related proprietary rights, interests and protections, however arising.  “Company Intellectual Property” means Intellectual Property that is owned by the Company and “Licensed Intellectual Property” means Intellectual Property licensed to the Company by a third party.

(b)           Section 3.12(b) of the Disclosure Schedules lists all Company Intellectual Property that is subject to any issuance, registration, or application filed with, or issued by, any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.  All Intellectual Property Registrations are in full force and effect to the extent necessary for the conduct of the business of the Company other than U.S. Patent and Trademark Office actions issued in the ordinary course of prosecution of Intellectual Property Registrations.

(c)           The Company owns, exclusively, all right, title and interest in and to the Company Intellectual Property material to and used in or necessary to the Company’s current business or operations, free and clear of Encumbrances (excluding non-exclusive licenses granted by Company to third parties in the ordinary course of business that do not limit the use of such Company Intellectual Property by the Company and none of which require any payment of license fees or royalties to the Company).

(d)           Section 3.12(d) of the Disclosure Schedules lists all licenses, sublicenses and other Contracts whereby the Company is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in or necessary for the Company’s current business or operations, but excluding (i) any off-the-shelf, clickwrap, browsewrap, terms of use or other shrinkwrap license; or (ii) any licenses with fees and other payments of less than $15,000 per year.

(e)           To Sellers’ Knowledge, the Company Intellectual Property as currently owned and used by the Company, and the Company’s conduct of its business as currently conducted does not infringe, violate or misappropriate the Intellectual Property of any Person.  The Company has not received any written communication, or to Sellers’ Knowledge, oral communication, alleging, and within the past three (3) years, no Action has been instituted, settled or, to Sellers’ Actual Knowledge, threatened with respect to, any such infringement, violation or misappropriation.  None of the Company Intellectual Property is subject to any outstanding Governmental Order.

(f)            The Company has not granted rights or licenses to any Person with respect to any Company Intellectual Property or Licensed Intellectual Property, excluding any non-exclusive licenses granted by the Company of Company Intellectual Property to third parties in the ordinary course of business that do not limit the use of such Company Intellectual Property by the Company.  To Sellers’ Knowledge, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Company Intellectual Property.

SECTION 3.13  Inventory.  The inventory of the Company at each Company Site is of a quality usable and salable in the ordinary course of business consistent with past practice and adequate (but not excessive) for the operation of such Company Site in the ordinary course. Except as set forth in Section 3.13 of the Disclosure Schedules, all of the inventory of the Company is owned by the Company free and clear of all Encumbrances (other than Permitted Encumbrances), and no inventory is held on a consignment basis.

SECTION 3.14  Accounts Receivable.  The accounts receivable reflected on the Interim Balance Sheet represent, and the accounts receivable taken into account in the Closing Working Capital will represent, valid, bona fide obligations arising from sales actually made in the ordinary course of business consistent with past practice.

SECTION 3.15  Suppliers.  Section 3.15 of the Disclosure Schedules sets forth (i) each supplier to which the Company has paid consideration for goods or services rendered in an amount greater than or equal to $250,000 for the twelve months ended September 30, 2013 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods.  The Company has not received any written notice (or to Sellers’ Knowledge, oral notice) that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

SECTION 3.16  Insurance.  Section 3.16 of the Disclosure Schedules sets forth a complete and correct list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company and relating to the assets, business, operations, managers and employees of the Company (collectively, the “Insurance Policies”) and complete and correct copies of such Insurance Policies have been made available to Buyer on the Datasite.  Such Insurance Policies are, and as of the Closing Date will be (or comparable insurance policies will be) in full force and effect.  The Company has not received any written notice as of the date hereof of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies.  All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing, in accordance with the payment terms of each Insurance Policy.  Within the past five years of the date hereof, no such Insurance Policies have been subject to any lapse in coverage.  There are no claims by the Company  related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed in writing or in respect of which there is an outstanding reservation of rights.  The Company is not in default under, nor has it otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

SECTION 3.17  Legal Proceedings; Governmental Orders.

(a)           Except as set forth in Section 3.17 of the Disclosure Schedules, there are no Actions (or to Sellers’ Actual Knowledge, any investigations) pending or, to Sellers’ Actual Knowledge, threatened (i) against or by the Company or affecting any of its material properties or assets, (ii) by or against any Seller or any Affiliate of any Seller and relating to the Company; or (iii) against or by the Company, any Seller or any Affiliate of any Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b)           There are no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

SECTION 3.18  Compliance With Laws; Permits.

(a)           Except as set forth in Section 3.18(a) of the Disclosure Schedules, the Company is currently and has complied during the five (5) years prior to the Closing Date, in all material respects, with all Laws and Governmental Orders applicable to it or its business, properties or assets.

(b)           All material Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect.  Section 3.18(b) of the Disclosure Schedules lists all current material Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration.  To Sellers’ Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules. For purposes of this Section 3.18(b), “Permits” does not include Environmental Permits.

SECTION 3.19  Environmental Matters.

(a)           Except as set forth in Section 3.19(a) of the Disclosure Schedules, the Company is currently and has been in compliance, in all material respects, with all Environmental Laws during the five (5) years prior to the Closing Date and has not received from any Person at any time: (i) any Environmental Notice or Environmental Claim; or (ii) any written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)           Except as set forth in Section 3.19(b) of the Disclosure Schedules, the Company has obtained and is in compliance, in all material respects, with all Environmental Permits (each of which is listed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and will be maintained in full force and effect through the Closing Date in accordance with Environmental Law and applications for renewal of such Environmental Permits have been or will be timely filed when due.

(c)           Except as set forth in Section 3.19(c) of the Disclosure Schedules, no real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)           Except as set forth in Section 3.19(d) of the Disclosure Schedules, there has been no Release of Hazardous Materials in reportable quantities on, under or from any Former Company Site, any of the Transferred Properties or, to Sellers’ Knowledge, any Company Site, that has resulted in or would reasonably be expected to result in the creation of any material Liability to the Company under any Environmental Law.  The Company has not received any Environmental Notice that any Company Site, any of the Transferred Properties or any Former Company Site (including soils, groundwater, surface water, buildings and other structures located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or any Environmental Permit by, the Company.  All Releases of Hazardous Materials on, under, at or from any Company Site which are known to the Company and are in reportable quantities, have been properly reported to the appropriate Governmental Authorities in accordance with Environmental Laws, and any Remediation required has been or is being undertaken by the Company in accordance with Environmental Laws.  All sites at which the Company is conducting or responsible for Remediation (and the costs incurred to date) are listed in Section 3.19(d) of the Disclosure Schedules, and the costs of such Remediation are eligible for reimbursement under the appropriate state tank trust fund.

(e)           Section 3.19(e) of the Disclosure Schedules contains a complete and correct list of all known active and abandoned aboveground and underground storage tanks owned or operated by the Company, or otherwise located, on the Company Sites and the quantity, capacity and location (above ground or underground) of the storage tanks.  All known underground storage tanks located on the Company Sites are currently registered with the appropriate Governmental Authority as required by applicable Environmental Law, and all required registration fees and transfer charges and taxes or impositions therefor and voluntary fees for trust fund participation, if applicable, for such storage tanks have been paid in full.  The Company has taken, and will take through Closing, all commercially reasonable actions necessary to establish and maintain eligibility for coverage of its storage tanks under the applicable state storage tank trust fund.

(f)            Except as set forth in Section 3.19(f) of the Disclosure Schedules, no off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company and any predecessors as to which the Company may retain liability has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.  The Company has not received any Environmental Notice or request for information regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company.

(g)           Except as set forth in Section 3.19(g) of the Disclosure Schedules, the Company has not retained or assumed, by contract or by operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)           The Company has provided or otherwise made available to Buyer on the Datasite complete and correct copies of: (i) all material environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company which are in the possession or control of any Seller or the Company related to compliance with Environmental Laws, Environmental Claims or Environmental Notices or the Release of Hazardous Materials; and (ii) all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, costs of Remediation, pollution control equipment and operational changes).

(i)            Except as set forth in Section 3.19(a) through (f) of the Disclosure Schedules, there is no condition or event concerning the Release or regulation of Hazardous Materials at any Former Company Site, any of the Transferred Properties, or to Seller’s Knowledge, any Company Site, that, after the Closing Date, is reasonably expected to prevent, materially impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

SECTION 3.20  Employee Benefit Matters.

(a)           Section 3.20(a) of the Disclosure Schedules contains a complete and correct list of each pension, benefit, retirement, welfare, equity, compensation, profit-sharing, deferred compensation, incentive, performance award, bonus, phantom equity, equity or equity-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any ERISA Affiliate or any spouse or dependent of such individual, or under which the Company or any ERISA Affiliate has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise after the Closing (as listed in Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)           With respect to each Benefit Plan, the Company has made available to Buyer on the Datasite current, complete and correct copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts; (iv) copies of any summary plan descriptions, summaries of material modifications, and employee handbooks relating to any Benefit Plan; (v) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vi) actuarial valuations and reports related to any Benefit Plans with respect to the two (2) most recently completed plan years; and (vii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan received within the last five (5) years.

(c)           Except as would not reasonably be expected to result in any material Liability to the Buyer, each Benefit Plan (other than any multi-employer plan within the meaning of Section 3(37) of ERISA (each a “Multi-Employer Plan”)) has been established, administered and maintained, in all material respects, in accordance with its terms and in compliance, in all material respects, with all applicable Laws (including ERISA and the Code) and all required returns (including, without limitation, information returns) have been prepared, in all material respects, and timely filed, in accordance with all applicable Laws with respect to each Benefit Plan.  To the Sellers’ Knowledge, nothing has occurred with respect to any Benefit Plan that has subjected or would reasonably be expected to subject the Company or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to an excise tax or penalty under Section 4975 of the Code.  All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d)           Neither the Company nor any of its ERISA Affiliates nor to Sellers’ Knowledge any of their respective directors, officers, employees or any other fiduciary with respect to a Benefit Plan has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; or (iii) engaged in any transaction which would be reasonably likely to give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)           Except as set forth in Section 3.20(e) of the Disclosure Schedules, with respect to each Benefit Plan (i) no such plan is a Multi-Employer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f)            Except as required by applicable Law, no provision of any Benefit Plan would reasonably be expected to result in any limitation on the Company, Buyer or any of their Affiliates from amending or terminating any Benefit Plan.  Except as set forth in Section 3.20(f) of the Disclosure Schedules, none of the Company, any Seller or any of their Affiliates have made any binding commitment, obligation or representation to any manager, employee, independent contractor or consultant to adopt, amend or modify any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)           Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.  The provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, or any equivalent state statute, and the Health Insurance Portability and Accountability Act of 1996, or any equivalent state statute, have been complied with in all material respects.

(h)           There are no Actions (or to Sellers’ Actual Knowledge, investigations) pending or, to Sellers’ Actual Knowledge, threatened, relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, or similar program sponsored by any Governmental Authority.

(i)            Each Benefit Plan that is subject to Section 409A of the Code materially complies, and has materially complied, in form and operation, with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).

(j)            Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(k)           Except as otherwise set forth in or contemplated by this Agreement and except as set forth in Section 3.20(k) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(l)            The representations and warranties contained in this Section 3.20 are the only representations and warranties being made with respect to compliance with, or liability under, Laws applicable to any of the Benefit Plans, including ERISA and the Code

SECTION 3.21  Employment Matters.

(a)           Section 3.21(a) of the Disclosure Schedules contains a list of all Persons who are employees, independent contractors or consultants of the Company as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base salary rate (or hourly rate, if applicable); (v) commission, bonus or other incentive-based compensation; and (vi) whether classified as exempt or non-exempt for wage, hours and benefit purposes.  Except as set forth in

Section 3.09 and Section 3.20(a) of the Disclosure Schedules, there are no outstanding Contracts of the Company with respect to payment or maintenance of any compensation, commissions, bonuses or benefits to any employee, independent contractor or consultant.

(b)           The Company is not, and has not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of the Company, and, to Sellers’ Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.  There is no pending, nor to Sellers’ Actual Knowledge, any threatened strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees.

(c)           Except as set forth in Section 3.21(c) of the Disclosure Schedules, the Company is and has been during the five (5) years prior to the Closing Date in compliance, in all material respects, with all applicable Laws pertaining to employment and employment practices.  All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws.  All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects.  To Sellers’ Knowledge, all employees are legally authorized to work in the United States.

(d)           In the three (3) years preceding the date hereof, the Company has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or issued any notification of a plant closing or mass layoff required by the WARN Act.

(e)           The Company is not subject to any affirmative action obligation under any Law, including Executive Order 11246 nor is the Company a government contractor or subcontractor for purposes of any Law with respect to the terms and conditions of employment, including prevailing wage Laws.

SECTION 3.22  Taxes.

(a)           All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed with the appropriate Governmental Authority (after giving effect to any valid extensions of time in which to make such filings) and are, or will be, complete and correct in all material respects and were completed in accordance with applicable Tax Laws.  All Taxes due and owing by the Company on or before the Closing Date (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)           The Company has (i) withheld all Taxes and other amounts required to have been withheld under applicable Law in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder, member or other party; (ii) timely remitted or will timely remit, all such amounts to the appropriate Governmental Authority;

and (iii) properly completed and timely filed all required Tax Returns and other required forms and otherwise complied with all other withholding provisions of applicable Law.

(c)           No written claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)           There are no outstanding agreements or waivers presently in effect extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company for any taxable period, and there are no outstanding requests from any Governmental Authority for any such waiver or extension.  No power of attorney has been granted by or with respect to the Company in respect of any matter relating to Taxes which power of attorney is still in effect.

(e)           The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before September 30, 2013 does not, in the aggregate, exceed the reserve for Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected on the Interim Financial Statements.  The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Interim Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred income Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)            Section 3.22(f) of the Disclosure Schedules lists all federal, state and local income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2010, and indicates those Tax Returns that have been audited or are subject to similar examination by a taxing authority and those Tax Returns that currently are the subject of an audit or such examination.  Complete and correct copies of all income Tax Returns, examination reports, requests for information from any taxing authority and statements of income tax deficiencies filed or received during each of the last three (3) taxable years filed by, assessed against, issued to or agreed to by the Company have been made available to Buyer in the Datasite.  Complete and correct copies of all other Tax Returns filed by the Company during each of the last three (3) taxable years have been and will be made available by the Company upon request.

(g)           The Company has not received any written notice of assessment or proposed or threatened assessment in connection with any Tax or any Tax Return, and no portion of any Tax Return of the Company is currently the subject of any audit or other Action by any taxing authority.  There are no Actions (or to Sellers’ Actual Knowledge, any investigations) pending or, to Sellers’ Actual Knowledge, threatened, by any taxing authority in respect of Taxes of the Company.

(h)           There are no Encumbrances for Taxes upon the assets of the Company other than Permitted Encumbrances described in Section 3.10(a)(ii).

(i)            No private letter rulings, technical advice memoranda or similar agreement or rulings related to Taxes have been requested, entered into or issued by any taxing authority with respect to the Company.

(j)            The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for income Tax purposes.  The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(k)           The Company is not a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract with any third party which could be treated as a partnership for federal income Tax purposes.  The Company is not a party to any Tax sharing or allocation agreement or similar arrangement (including, but not limited to, an indemnification agreement or arrangement), and the Company does not have any actual or potential Tax liability to any Person under any Law or as a result of, or pursuant to, any such agreement or arrangement.

(l)            The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date, taking into account the transactions contemplated by this Agreement, as a result of any (i) adjustment pursuant to Sections 481 or 263A of the Code, the regulations thereunder or any similar provisions under state, local or foreign Law; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) or offer in compromise executed on or prior to the Closing Date; (iii) installment sale or open transaction made or entered into on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) election under Section 108(i) of the Code.

(m)          The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any material amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code, in each case whether before or after giving effect to the transactions contemplated by this Agreement.

(n)           Effective as of the date of its conversion to a limited liability company, the Company elected on IRS Form 8832 to be classified for federal tax purposes as an association taxable as a corporation, has not filed any election to be taxable as other than a corporation, and has filed all Tax Returns consistent with such election. The Company received a letter from the Internal Revenue Service acknowledging acceptance of such election, a copy of which is attached to Section 3.22(n) of the Disclosure Schedules.

(o)           No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(p)           The Company has not distributed stock of another entity and has not had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(q)           The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b) (or any comparable provisions of state, local or foreign Law).

(r)            The amount of federal net operating loss carryover available to the Company for its 2013 taxable year is accurately stated on the Company’s federal income tax return on Form 1120 for its taxable year ended December 31, 2012.  There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(s)            The Company is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a taxing authority, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(t)            The Company does not hold any assets, does not have any operations and does not have any liability for any Tax in any foreign jurisdiction.

(u)           None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

For purposes of this Section 3.22, any reference to the Company shall be deemed to include the Company, any entity that is or was a subsidiary of the Company but only while it was a subsidiary and any entity that merged or was liquidated into the Company.

SECTION 3.23  Books and Records.  All minute books of the Company have been made available to Buyer on the Datasite.  At the Closing, all of the books and records of the Company will be in the possession of the Company.

SECTION 3.24  Bank Accounts.  Section 3.24 of the Disclosure Schedules sets forth the names and locations of all banks and other financial institutions and depositories at which the Company maintains accounts of any type or safe deposit boxes, and also lists the account number of each of such account, the number of each such safe deposit box and the current authorized signatory or signatories on each such account or safe deposit box.

SECTION 3.25  Brokers.  Except for the Broker, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller or the Company.

SECTION 3.26  Full Disclosure.  To Sellers’ Knowledge, no representation or warranty by Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

SECTION 3.27  No Other Representations and Warranties.  Except for the specific representations and warranties contained in this Article III and those specific representations and warranties contained in any document in connection with the contemplated transaction (in each case as modified by any disclosure schedules thereto): (a) neither any Seller nor any other Person makes any other express or implied representation or warranty and (b) Sellers disclaim any other express or implied representations or warranties made by Sellers or any other Person.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this Article IV are true and correct.

SECTION 4.01  Organization and Authority of Buyer.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware.  Buyer has full limited liability company power and authority to enter into this Agreement to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity.

SECTION 4.02  No Conflicts; Consents.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c)  require the consent, notice or other action by any Person under any Contract to which Buyer is a party.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

SECTION 4.03  Investment Purpose.  Buyer is acquiring the Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.  Buyer acknowledges that the Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

SECTION 4.04  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

SECTION 4.05  Sufficiency of Funds.  Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

SECTION 4.06  Legal Proceedings.  There are no Actions pending against or, to Buyer’s knowledge, threatened against Buyer that would reasonably be expected, individually or in the aggregate, to result in material Liability, to materially interfere with the conduct of Buyer’s business in substantially the manner currently conducted, or otherwise to interfere with, prevent or delay the ability of Buyer to enter into and perform its obligations under this Agreement or consummate the transactions contemplated hereby.

SECTION 4.07  No Other Representations and Warranties.  Except for the specific representations and warranties contained in this Article IV and those specific representations and warranties contained in any document in connection with the contemplated transaction (in each case as modified by any disclosure schedules thereto): (a) neither Buyer nor any other Person makes any other express or implied representation or warranty and (b) Buyer disclaims any other express or implied representations or warranties made by Buyer or any other Person.

ARTICLE V
COVENANTS AND AGREEMENTS

SECTION 5.01  Conduct of Business Prior to the Closing.  From the date hereof until the Closing, except as set forth in Section 5.01 of the Disclosure Schedules or as otherwise required by applicable Law or as expressly permitted by this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), the Company shall (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use its commercially reasonable efforts to maintain and preserve intact the current organization, business and franchises of the Company and to preserve the rights, goodwill and relationships of its employees, customers, and suppliers, in each case on terms and conditions substantially comparable to those currently in effect.  Without limiting the foregoing, from the date hereof until the Closing Date, unless otherwise required by applicable Law, consented to by Buyer or otherwise expressly permitted by this Agreement, (a) the Company shall use commercially reasonable efforts to:

(i)            preserve and maintain in effect all of its Permits;

(ii)           pay its debts, Taxes and other obligations when due;

(iii)          maintain the properties and assets owned, leased, operated or used by the Company in materially the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(iv)          continue in full force and effect (or renew or replace with comparable coverages) all Insurance Policies, except as required by applicable Law;

(v)           defend and protect its properties and assets from infringement or usurpation;

(vi)          perform its material obligations under all Contracts relating to or affecting its properties, assets or business;

(vii)         maintain its books and records in accordance with past practice;

(viii)        comply in all material respects with all applicable Laws; and

(b)           except as set forth in Section 5.01 of the Disclosure Schedules, the Company shall not:

(i)            transfer, assign, sell or otherwise dispose of any assets material to the operation of the Company’s business (including any Company Site or portion thereof) except inventory in the ordinary course of business consistent with past practice;

(ii)           make any capital investment in, or any loan to, any other Person (except for advancement of expenses in accordance with Company policy and past practice);

(iii)          make any material capital expenditures except in the ordinary course of business consistent with past practice;

(iv)          permit any Encumbrance to be imposed upon any of the Company properties or assets, tangible or intangible (other than Permitted Encumbrances);

(v)           (i) grant any bonuses, whether monetary or otherwise, or increase any wages, salary, severance, pension or other compensation or benefits in respect of its employees, managers, officers, independent contractors or consultants, other than as provided for in Contracts disclosed in Section 3.09 of the Disclosure Schedules or required by applicable Law, (ii) change the terms of employment for any employee or terminate any employees other than “for cause”, or (iii) take any action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant;

(vi)          enter into or adopt, modify or terminate any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan (except as required by such Benefit Plan) or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(vii)         amend, modify (in any material respect) or terminate any Material Contract or enter into any Contract which would have been a Material Contract if such Contract had been in effect as of the date hereof;

(viii)        settle or compromise any Action (whether or not commenced prior to the date of this Agreement) other than settlements or compromises solely for monetary damages where the amount paid in settlement or compromise of such Action does not exceed One Hundred Thousand Dollars ($100,000); and

(ix)          take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

SECTION 5.02  Access to Information.  From the date hereof until the Closing, the Company shall (i) afford Buyer and its Representatives reasonable access during normal business hours, upon reasonable prior notice to the Company, to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (ii) furnish Buyer and its Representatives with such financial, operating and other data and information (as readily available and prepared in the ordinary course of business) related to the Company as Buyer or any of its Representatives may reasonably request; and (iii) instruct the Representatives of Sellers and the Company to use commercially reasonable efforts to cooperate with Buyer in its investigation of the Company.  Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company.  No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement.  Notwithstanding the foregoing, (i) Buyer’s access to personnel records of the Company employees may be restricted to the extent disclosure is not permitted by applicable Law and (ii) the Company may withhold (after consultation with their outside counsel) any document or information the disclosure of which could reasonably be expected to violate any Contract or any Law or that would result in the waiver of any legal privilege or work-product privilege; provided that in either case above, the Company shall so notify Buyer that the Company is withholding such document or information and, to the extent practicable, make reasonable and appropriate substitute disclosure arrangements under the circumstances.  Sellers shall have the right to have a Representative present at all times during any such inspections, interviews and examinations.  Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement.  Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior consent of the manager of the Company, which shall not be unreasonably withheld, conditioned or delayed, Buyer shall not contact any vendors to, or customers of, the Company about the respective business or operations of the Company, this Agreement or the transactions contemplated hereby; provided that nothing in this Agreement shall prohibit Buyer from continuing to contact, in accordance with its past practice, those vendors and/or customers who are also vendors and/or customers of Buyer and its Affiliates with regard to matters other than this Agreement and the transactions contemplated hereby.

SECTION 5.03  No Solicitation of Other Bids.  Sellers shall not, and shall not authorize or permit any of their respective Affiliates (including the Company) or any of their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  Sellers shall immediately cease and cause to be terminated, and shall cause their Affiliates (including the Company) and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.  For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of membership interests or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets, other than the Transferred Properties and the assets identified in items 7, 8 and 9 of Section 5.01 of the Disclosure Schedules.

(a)           In addition to the other obligations under this Section 5.03, Sellers’ Representative shall promptly (and in any event within three (3) Business Days after receipt thereof by any Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(b)           Sellers agree that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

SECTION 5.04  Notice of Certain Events.

From the date hereof until the Closing, Sellers’ Representative shall promptly notify Buyer in writing of:

(i)            any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or would reasonably be expected to result in, any representation or warranty made by Sellers not being true and correct or a breach of any of their or the Company’s covenants contained herein or (C) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)           any notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)          any notice from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)          any Actions commenced or, to Sellers’ Actual Knowledge, threatened, that, if pending on the date of this Agreement, would have been required to have been disclosed in the Disclosure Schedules as an exception to Section 3.17 or that otherwise relate to the consummation of the transactions contemplated by this Agreement.

(b)           Buyer’s receipt of information pursuant to Section 5.04(a) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

(c)           From the date hereof until the Closing, Buyer shall promptly notify Sellers in writing of:

(i)            any notice from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(ii)           any fact, circumstance, event or action the existence, occurrence or taking of which (A) has resulted in, or would reasonably be expected to result in, any representation or warranty made by Buyer not being true and correct or a breach of any of its covenants contained herein or (C) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.03 to be satisfied.

(d)           Sellers’ receipt of information pursuant to Section 5.04(c) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Buyer in this Agreement.

SECTION 5.05  Resignations.  Company shall use commercially reasonable efforts to deliver to Buyer written resignations, effective as of the Closing Date, of the individuals listed in Section 5.05 of the Disclosure Schedules.

SECTION 5.06  Confidentiality.  The parties shall continue to comply with the terms and conditions of the Confidentiality Agreement.  Additionally, from the Closing Date until the fifth anniversary of the Closing Date, each Seller shall, and shall cause his/her/its Affiliates to, hold, and shall use commercially reasonable efforts to cause his/hers/its or their respective Representatives to hold, in confidence any and all confidential information, whether written or oral, concerning the Company, except to the extent that a Seller can show that such confidential information (a) is generally available to and known by the public through no fault of any Seller, any of his/her/its Affiliates or their respective Representatives; or (b) was lawfully acquired by such Seller, any of his/her/its Affiliates or their respective Representatives after the Closing Date from sources which are not prohibited from disclosing such confidential information by a legal, contractual or fiduciary obligation.  Additionally, from the Closing Date until the fifth anniversary of the Closing Date, if any Seller or any of his/her/its Affiliates or their respective Representatives are compelled to disclose any such confidential information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such confidential information which such Seller is advised by his/her/its counsel in writing is required to be disclosed, provided that such Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such confidential information.  Notwithstanding the foregoing, this Section 5.06 shall not apply to the Minority Sellers.

SECTION 5.07  Governmental Approvals and Consents.

(a)           Each party hereto shall, as promptly as possible, (i) make, or cause to be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement.  Each party shall cooperate fully with the other parties and their respective Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.  The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)           The Company shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 of the Disclosure Schedules.

SECTION 5.08  Books and Records.  In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Buyer shall:

(i)            retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii)           upon reasonable notice, afford Sellers’ Representative reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(b)           Buyer shall not be obligated to provide Sellers’ Representative with access to any books or records (including personnel files) pursuant to this Section 5.08 where such access would violate any Law.

SECTION 5.09  Closing Conditions.  From the date hereof until the Closing, each party shall  use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof and Sellers shall take all action necessary to cause the Company to comply with its obligations under this Agreement.

SECTION 5.10  Public Announcements.  Neither Buyer nor the Company, any Seller or Sellers’ Representative will disseminate any press releases, announcements or other public disclosures relating to the transactions contemplated hereby without the written consent of the other party, not to be unreasonably withheld or delayed; provided, that this subsection shall not preclude Buyer from making any disclosure as to the transactions contemplated hereby (i) to the extent Buyer determines, based on the advice of legal counsel, such disclosure is required by applicable Law or in connection with any filing by Buyer with the U.S. Securities and Exchange Commission (“SEC”) or any stock exchange rules applicable to Buyer; or (ii) to the extent Buyer determines, based on the advice of legal counsel, such disclosure is required in any prospectus, report or other filing made by Buyer with the SEC or any stock exchange, or (iii) such disclosure is consistent with Buyer’s practices relating to earnings releases and investor relations.  Without limiting the foregoing, Sellers acknowledge that consistent with Buyer’s practices relating to investor relations, Buyer anticipates filing a press release in connection with the transaction contemplated hereby and may file a copy of this Agreement with the SEC.  Buyer agrees to provide Sellers’ Representative a draft of such press release and use commercially reasonable efforts to provide Sellers’ Representative the opportunity to comment, prior to its release.  Notwithstanding the foregoing, each party is expressly permitted, from and after the date of this Agreement, to make disclosures of the transactions contemplated hereby in connection with (i) applying for and obtaining the Permits, certificates, licenses and approvals necessary to carry on the business of the Company as is now conducted, including, without limitation, the Permits, certificates, licenses and approvals needed for liquor sales, video gaming, gasoline sales and tobacco sales, and (ii) obtaining the consents necessary from third parties to the transactions contemplated by this Agreement and Buyer is expressly permitted, from and after the date of this Agreement, to make disclosures of the transactions contemplated hereby to prospective underwriters and placement agents.  As used in this Section 5.10 the terms “Buyer” and “Sellers” includes their respective Affiliates.

SECTION 5.11  Release.

(a)           For and in consideration of the payment of the Purchase Price, and the additional covenants and promises set forth in this Agreement, from and after the Closing, each Seller, on behalf of himself/herself/itself and his/her/its assigns, beneficiaries, Representatives and Affiliates (the “Seller Releasing Parties”), hereby fully, finally and irrevocably releases, acquits and forever discharges Buyer, and the members, stockholders, Representatives, Affiliates, parents, subsidiaries, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal Representatives, insurers and attorneys of any of them (collectively, the “Buyer Released Parties”) from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses, and compensation of every kind and nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Seller Releasing Parties, or any of them had, has, or may have had at any time in the past until and including the date of this Agreement against the Buyer Released Parties, or any of them, which relate to or arise out of Seller Releasing Party’s relationship with Buyer or the business of the Company (collectively, for the purposes of this Section 5.11, “Seller Causes of Action”); provided, that nothing set forth in this Section 5.11 shall relieve any Buyer Released Party from (i) Seller Causes of Action arising from or in connection with this Agreement, any other agreement entered into by any Buyer Released Party or Seller Releasing Party in connection with this Agreement and the transactions contemplated hereby and thereby, or (ii) Seller Causes of Action for reimbursement under or accrued benefits pursuant to any Benefit Plan as in effect as of the date hereof or permitted by Section 5.01(a)(vi). Nothing herein shall be deemed to release any rights any Seller Releasing Party may have to make any claims under any insurance policy or policies maintained for such Seller Releasing Party’s benefit by the Company at any time on or prior to the Closing Date, including, without limitation, general liability, directors and officers, errors and omissions, and malpractice insurance.

(b)           Each Seller hereby represents to the Buyer Released Parties that (i) it has not and, to the knowledge of such Seller, no other Seller Releasing Party has, assigned, or will assign, any Seller Causes of Action or possible Actions against any Buyer Released Party, (ii) each fully intends to release all Seller Causes of Action released by Section 5.11(a) against the Buyer Released Parties including unknown and contingent Seller Causes of Action, and (iii) each has been advised to consult with counsel with respect to the execution and delivery of this general release and the consequences hereof.  Furthermore, each Seller further agrees not to institute, or permit any of its Seller Releasing Parties to institute, any litigation, lawsuit, claim or action against any Buyer Released Party with respect to the released Seller Causes of Action.

(c)           For and in consideration of the covenants and promises set forth in this Agreement, from and after the Closing Date, Buyer, on behalf of itself and its assigns, Representatives, agents and Affiliates (the “Buyer Releasing Parties”), hereby fully, finally and irrevocably releases, acquits and forever discharges each Seller and the Representatives, Affiliates, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal Representatives, insurers and attorneys of any of them (collectively, the “Seller Released Parties”) from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses, and compensation of every kind and nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Buyer Releasing Parties, or any of them had, has, or may have had at any time in the past until and including the date of this Agreement against the Seller Released Parties, or any of them, which relate to or arise out of such Buyer Releasing Party’s relationship with Sellers or the business of the Company (collectively, for the purposes of this Section 5.11, “Buyer Causes of Action”); provided, that nothing set forth in this Section 5.11 shall relieve any Seller Released Party for Buyer Causes of Action arising from or in connection with this Agreement, any other agreement entered into by any Seller Released Party or Buyer Releasing Party in connection with this Agreement and the transactions contemplated hereby and thereby.

(d)           Buyer hereby represents to the Seller Released Parties that (i) neither Buyer, nor to Buyer’s knowledge, any other Buyer Releasing Party has assigned, or will assign, any Buyer Causes of Action or possible Buyer Causes of Action against any Seller Released Party, (ii) each fully intends to release all Buyer Causes of Action against the Seller Released Parties including unknown and contingent Buyer Causes of Action, and (iii) each has consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof.  Furthermore, Buyer further agrees not to institute, or permit any other Buyer Releasing Party to institute, any litigation, lawsuit, claim or action against any Seller Released Party with respect to the released Buyer Causes of Action.

SECTION 5.12  Financials.  At Buyer’s request, the Company shall request its independent accountants, within thirty (30) days of Buyer’s request, to prepare audited financial statements for the Company in accordance with the requirements of Regulation S-X, Rule 3-01 of the SEC with respect to the past three (3) full calendar years and any applicable stub period thereafter, for inclusion in any public filing of Buyer or any Affiliate of Buyer with the SEC.  Such financial statements shall be prepared at Buyer’s sole cost and expense.  The Company shall provide its accountants with such certifications and representations as its accountants shall reasonably require in preparing such audited financial statements.  Buyer shall be responsible for all out-of-pocket costs or expenses of the Company in connection with the preparation of such certifications and representations.  The Company shall use commercially reasonable efforts to cause its accountants to provide written consent to the use of such financial statements in any such public filing.  Buyer shall indemnify and hold harmless the Company and its respective officers, employees, representatives and advisors, including legal and accounting, from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with compliance with this Section 5.12 and any information utilized in connection therewith; provided, however, the foregoing shall not be deemed to limit any rights to indemnification any of the parties hereto may have pursuant to Article 8.

SECTION 5.13  Employees and Benefit Plans.

(a)           Buyer will recognize all accrued but unused vacation and sick days of employees of the Company as of the Closing Date and pay employees the bonuses which have been accrued as of the Closing Date under any bonus programs for employees existing as of the date hereof and disclosed in Section 3.09 or Section 3.20 of the Disclosure Schedules in accordance with the terms thereof, in each case to the extent accrued as a Current Liability in Closing Working Capital as finally determined.

(b)           Buyer shall credit each employee of the Company with his or her years of service with the Company under Buyer’s benefit plans, programs and arrangements to the same extent as such employee was entitled, before the Closing Date, under any similar Benefit Plan (but excluding benefit accrual under any defined benefit pension plan) for purposes of eligibility for participation and vesting, except to the extent such credit would result in a duplication of benefits. Any preexisting condition clause in any welfare plan (including medical, dental and disability coverage) included in Buyer’s benefit programs shall be waived for the Company’s employees.  Buyer shall use commercially reasonable efforts to credit the Company’s employees with any amounts paid under the Company’s welfare plans prior to the Closing Date for the Plan year in which the Closing occurs toward satisfaction of applicable deductibles or out-of-pocket maximums applicable to such employees and their covered dependents under the corresponding welfare plans of Buyer.

(c)           On the next regularly scheduled payroll date following the fortieth (40th) day following the Closing Date (the “Transition Period End Date”), Buyer shall cause the Company to pay to each individual listed in Section 5.13(c) of the Disclosure Schedules the amount set forth opposite such individual’s name in Section 5.13(c) of the Disclosure Schedules (less required applicable withholdings for federal, state, local or employment taxes); provided, however, that no such amount shall be paid to an individual who voluntarily terminates his or her respective employment with the Company on or before the Transition Period End Date unless Sellers’ Representative shall have waived this proviso in his sole discretion.  Any amounts set forth in Section 5.13(c) of the Disclosure Schedules that are not paid to the individuals listed therein shall be paid over to the Sellers’ Representative for the benefit of the Sellers no later than the third (3rd) Business Day following the end of the Transition Period End Date by wire transfer of immediately available funds to such account as is directed by Sellers’ Representative.  Any payments made to the Sellers’ Representative pursuant to this Section 5.13(c) shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by applicable Law.

(d)           The parties acknowledge and agree that the provisions in this Section 5.13 are included for the sole benefit of the parties and shall not create any right in any employee of the Company or any other Person.  No provision in this Agreement shall create any right to employment or to continued employment or to a particular term or condition of employment with the Company or Buyer or any of their respective Affiliates.  Nothing in this Section 5.13 or any other provision of this Agreement shall be construed to establish, amend, or modify any benefit plan, program or arrangement, or limit the ability the Company, Buyer or any of their Affiliates to amend, modify or terminate any benefit plan, program or arrangement.

SECTION 5.14  Remediation and Other Obligations.

(a)           If the Closing occurs, Sellers acknowledge that Falcon shall assume the obligations to perform, or cause to be performed, at its sole cost and expense and in accordance with and to the extent required by all applicable Laws, the ongoing Remediation at the sites set forth in Section 5.14(a) of the Disclosure Schedules.

(b)           Sellers agree to promptly furnish to Falcon and the Company copies of correspondence or other documents regarding Remediation at the sites set forth in Section 5.14(a) of the Disclosure Schedules that they receive from or provide to Governmental Authorities or third parties.

(c)           Following the date of this Agreement, Sellers shall cause the Company to:

(i)            prior to the Closing, , to the extent required by Environmental Law, prepare the following documents and file them with the applicable Governmental Authorities:  (i) Spill Prevention Control and Countermeasure Plans for Company Sites 68, 91, 102, 138, 166, and 167; (ii) Groundwater Protection Plans for all of the Company Sites located in Kentucky; (iii) Gasoline Dispensing Facility Registration Forms (Kentucky DEP Form 7105) for all of the Company Sites located in Kentucky; and (iv) Initial Notification/Compliance Certification forms (Kentucky DEP Form 7122) for Company Sites 165, 166, and 167; and

(ii)           correct the non-compliance with applicable Law, if any, related to Store #54 disclosed in Section 3.17(a) of the Disclosure Schedules.

SECTION 5.15  Further Assurances.  Following the Closing, each of the parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be commercially reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI
TAX MATTERS

SECTION 6.01  Tax Covenants.

(a)           Without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed, the Company shall not, except as required by applicable Tax Law (in which case Sellers’ Representative shall provide prior written notice to

Buyer), (i) make, change or rescind any material Tax election or amend any Tax Return or (ii) take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period.

(b)           All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) (“Transfer Taxes”) incurred in connection with the transactions to be effected at the Closing described in Sections 2.03(c) and 2.03(e), regardless of the party that is obligated by Law to pay such Transfer Taxes, shall be borne one-half by Buyer and one-half by Sellers.  Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable law, Sellers will join in the execution of any such Tax Returns and other documentation.  All Transfer Taxes in connection with the transfer or sale of the Transferred Properties to Falcon and the assets identified in items 7, 8 and 9 of Section 5.01 of the Disclosure Schedules and the conveyance of the properties described on Schedule 2.03(f) shall be borne by Sellers.

(c)           Preparation of Tax Returns.

(i)            Sellers’ Representative shall prepare or cause to be prepared accurately in a lawful manner consistent with past practice (except as required by a change in applicable Tax law) all income Tax Returns of the Company for all taxable periods ending on or prior to the Closing Date which are required to be filed after the Closing Date, and the Tax liability, if any, and the preparation expense thereof shall be paid by Sellers’ Representative (on behalf of Sellers).  Sellers’ Representative shall provide Buyer with a copy of each such Tax Return as soon as practicable but in no event later than thirty (30) days prior to the deadline for filing such Tax Return for its review and comment.  If Buyer provides any comments, Sellers’ Representative and Buyer shall use their respective and mutual good faith efforts to resolve any dispute relating to any such Tax Return sufficiently in advance of the applicable filing deadline to permit the timely filing of such Tax Return.  Buyer shall file or cause to be filed each Tax Return that is filed after the Closing Date that Sellers’ Representative is required to prepare.

(ii)           Buyer shall prepare, or cause to be prepared, and file all other Tax Returns required to be filed by the Company with respect to any Pre-Closing Tax Period that are due after the Closing Date.  Buyer shall provide Sellers’ Representative with a copy of each such Tax Return that is an income Tax Return or any other Tax Return filed on an annual or quarterly basis that includes a material Tax liability as soon as practicable but in no event later than thirty (30) days prior to the deadline for filing such Tax Return for its review and comment.  If Sellers’ Representative provides any comments, Sellers’ Representative and Buyer shall use their respective and mutual good faith efforts to resolve any dispute relating to any such Tax Return sufficiently in advance of the applicable filing deadline to permit the timely filing of such Tax Return.

(iii)          Any dispute pertaining to a Tax Return addressed in this paragraph (c) that the parties cannot in good faith resolve shall be resolved by the Independent Accountants; Buyer, on the one hand, and Sellers on the other hand, shall share the costs of such Independent Accountants equally.

(d)           Neither Buyer, the Company nor their Affiliates shall take any action on the Closing Date that is outside the ordinary course of business if such action could have the effect of increasing the Company’s Pre-Closing Taxes.

(e)           Each of Buyer and the Company covenants that it shall not make any election under Code Section 338 with respect to the transactions contemplated pursuant to this Agreement.  Without the prior written consent of Sellers’ Representative, which shall not be unreasonably withheld or delayed, or unless  required by applicable Tax law, each of Buyer and the Company agrees not to cause or permit the Company or any Affiliate to make or change any Tax election or Tax accounting method of the Company or amend any Tax Return of the Company, in each case for a Pre-Closing Tax Period, if such election, change, amendment or position is reasonably expected to increase the indemnification obligations of Sellers for Taxes under Section 6.03.

(f)            After the Closing Date, Buyer, the Company and their Affiliates shall not, without the prior written consent of the Sellers’ Representative, agree to the waiver or any extension of the statute of limitations relating to any income Taxes of the Company for any Pre-Closing Tax Period.

(g)           Any refund of Pre-Closing Taxes of the Company received by Buyer, the Company or their Affiliates, net of Buyer’s actual costs incurred to obtain such refund, shall be for the account of Sellers, except to the extent such refund is treated as an asset in the calculation of Closing Working Capital as finally determined.  Buyer shall pay any such amount to Sellers’ Representative within fifteen (15) days after receipt thereof.

SECTION 6.02  Termination of Existing Tax Sharing Agreements.  Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date.  After such date the Company shall not have any further rights or liabilities thereunder.

SECTION 6.03  Tax Indemnification.

(a)           Except (i) to the extent treated as a liability in the calculation of Closing Working Capital as finally determined and (ii) for Transfer Taxes that are the responsibility of Buyer pursuant to Section 6.01(b), and subject in all respects to the limitations set forth in Section 8.04(e) Sellers shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against, without duplication, (A) except as provided in Section 6.03(b), any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (B) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Article VI; (C) all Pre-Closing Taxes; (D) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (E) any and all Taxes of any person imposed on the Company arising as a result of (1) any tax sharing or tax allocation agreement, arrangement or understanding entered into prior to the Closing Date or (2) transferee or successor liability relating to an event or transaction occurring before the Closing Date whether by operation of law, by contract or otherwise.

(b)           Sellers’ indemnification obligations under clause (A) of Section 6.03(a) shall not include any Losses for Taxes attributable to a Post-Closing Tax Period in respect of any breach of the representations and warranties set forth in Section 3.22(a), (c), (d), (e), (f), (g), (h), (t) and (u).

(c)           For purposes of this Agreement, “Pre-Closing Taxes” means all Taxes of the Company attributable to or payable with respect to a Pre-Closing Tax Period.  In the case of any taxable period that includes (but does not end on) the Closing Date, Pre-Closing Taxes shall include (A) the amount of any income or other Taxes of the Company that are measured on the basis of actual economic activity (such as sales Taxes) that are attributable or payable with respect to such period determined on a closing of the books as of the close of business on the Closing Date, and (B) the amount of any other Taxes of the Company (if not described in clause (A), such as ad valorem Taxes) that are attributable or payable with respect to the period determined on a pro rata basis with reference to the number of days in such period prior to and including the Closing Date relative to the number of days in such period.  For the avoidance of doubt, any interest and penalties arising in connection with a liability for any Tax shall be treated as attributable to the taxable period with respect to which the underlying Tax is attributable and not to the period or periods in which such interest or penalties accrue or are assessed.  Taxes of the Company attributable to a Post-Closing Tax Period that includes the Closing Date shall be determined using a comparable methodology.

(d)           In each of the above cases, Sellers shall pay or reimburse Buyer for any such Losses and Taxes within fifteen (15) Business Days after request therefor by Buyer.

SECTION 6.04  Contests.

(a)           Notwithstanding anything to the contrary in this Agreement, after the Closing Date, Buyer agrees to give prompt written notice (but in any event not later than thirty (30) days after receipt of such notice of such Tax Claim) to Sellers’ Representative of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, involving Taxes of the Company in respect of which indemnification may be sought by Buyer pursuant to this Article VI (a “Tax Claim”); provided, that failure to comply with this provision shall not relieve the Sellers of their indemnification obligations hereunder except and only to the extent that such failure shall have actually prejudiced Sellers.

(b)           In the case of a Tax Claim relating to income Taxes (other than a claim made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is, or may be, subject to Tax by that jurisdiction) in any Tax period that ends on or prior to the Closing Date, the Sellers’ Representative may, on behalf of the Sellers, participate in and, upon written notice to Buyer, assume control of the defense of any such Tax Claim; provided, however, that if the Sellers’ Representative so assumes control, Buyer may participate in the conduct of such Tax Claim and the Sellers’ Representative shall not settle or compromise any such Tax Claim without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)                                  In the case of any other Tax Claim, Buyer shall have the right to control the defense of such Tax Claim; provided, however, that if such Tax Claim would be reasonably expected to result in an increase in Tax liability for which the Sellers would be liable under this Agreement, the Sellers’ Representative may, on behalf of the Sellers, participate in the defense of such Tax Claim and Buyer shall not settle or compromise any such Tax Claim without the consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

SECTION 6.05  Cooperation and Exchange of Information.  Sellers’ Representative and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities.  Each of Sellers’ Representative and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods.  Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Sellers’ Representative or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

SECTION 6.06  Survival.  Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days and this Article VI shall survive the Closing indefinitely.

SECTION 6.07  Overlap.  To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

ARTICLE VII
CONDITIONS TO CLOSING

SECTION 7.01  Conditions to Obligations of All Parties.  The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition:

(a)                                 No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or which could cause any of the transactions contemplated hereunder to be rescinded following completion thereof, provided, however, no party hereto may invoke this condition unless and until such party has complied with its obligations under Section 5.07.

SECTION 7.02  Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)                                 Other than the representations and warranties of Sellers contained in Section 3.01 and Section 3.03, the representations and warranties of Sellers contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Closing Date with the same effect as though made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).  The representations and warranties of Sellers contained in Section 3.01 and Section 3.03 shall be true and correct in all respects on and as of the Closing Date with the same effect as though made at and as of such date.

(b)                                 Sellers and the Company shall have duly performed and complied, in all material respects, with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Sellers or the Company, as applicable, shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)                                  Sellers shall have paid, or made arrangements reasonably satisfactory to Buyer for the payment of, all brokerage, finder’s or other fee or commissions due in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Seller.

(d)                                 All rights of first refusal in the agreements disclosed in Section 3.03(c) of the Disclosure Schedules and any competitive restrictions with respect to Buyer’s operations in the agreements listed in Section 3.09(a)(i) of the Disclosure Schedules shall have been terminated on terms and conditions acceptable to Buyer.

(e)                                  Buyer shall have received the third party consents, approvals or waivers, and the consents of the applicable Governmental Authority required to maintain in effect the Permits set forth in Section 7.02(e) of the Disclosure Schedules, in form and substance reasonably satisfactory to Buyer and no such consent, approval or waiver shall impose any condition, term or obligation less favorable to the Company or Buyer than those applicable to the Company as of the date hereof.

(f)                                   From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(g)                                  The Assumption Agreement, Guaranty and Indemnity Escrow Agreement shall have been executed and delivered by the parties thereto (other than Buyer) and complete and correct copies thereof shall have been delivered to Sellers.

(h)                                 Each Seller shall have executed and delivered to Buyer an Assignment and Withdrawal Agreement;

(i)                                     Buyer shall have received evidence reasonably satisfactory to Buyer that all Indebtedness of the Company has been, or will be as of the Closing, paid and all Encumbrances securing such Indebtedness released (which shall include, but not be limited to, the Encumbrances set forth in Section 7.02(i) of the Disclosure Schedules);

(j)                                    Buyer shall have received a certificate, dated the Closing Date and signed by Sellers’ Representative, that each of the conditions set forth in Section 7.02(a), Section 7.02(b), and Section 7.02(f) have been satisfied.

(k)                                 The Title Company shall be irrevocably committed to issue its ALTA-2006 owner’s policy of title insurance for each Company Site, insuring that the Company has good, record, marketable and indefeasible fee simple title to the Owned Real Property and good, record and marketable leasehold title to the Leased Real Property, in each case free and clear of all Encumbrances other than the Permitted Encumbrances (except to the extent the Title Company has agreed to delete or insure over such matters), and subject to any other exception that are customary in the jurisdiction of the applicable Company Site.  Such title insurance policies shall be in form and substance reasonably satisfactory to Buyer.  The Company and Frederick M. Higgins shall have executed reasonable and customary affidavits in the form set forth in Section 7.02(k) of the Disclosure Schedules.

(l)                                     Buyer shall have received resignations of the manager and all officers of the Company pursuant to Section 5.05.

(m)                             Sellers shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized, dated within thirty (30) days of Closing.

(n)                                 Each Seller shall have delivered to Buyer a certificate in the form of Exhibit E pursuant to Treasury Regulations Section 1.1445-2(b) that such Seller is not a foreign person within the meaning of Section 1445 of the Code.

(o)                                 Buyer shall have received an executed estoppel certificate from the landlord under each lease pursuant to which the Company leases a Leased Real Property, which estoppel certificate shall certify to the lease documents, the name of the landlord and tenant, the current monthly rent due under such lease, the date through which all rent has been paid, the security deposit, if any, being held by the landlord under such lease, and whether or not the tenant is in default under any terms or conditions of such lease (and whether or not such facts or circumstances exist which, with notice and/or passage of time, would result in such a default), and if such default or potential default exists, specifying the nature of such default.

(p)                                 Sellers shall have delivered fully executed and recorded Notices of Lease, which provide proper record notice of the existence and term of each lease pursuant to which the Company leases a Leased Real Property.

(q)                                 Sellers shall have delivered to Buyer such other documents or instruments as are necessary to consummate the transactions contemplated by this Agreement.

SECTION 7.03  Conditions to Obligations of Sellers.  The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ Representatives’ waiver, at or prior to the Closing, of each of the following conditions:

(a)                                 Other than the representations and warranties of Buyer contained in Section 4.01, the representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).  The representations and warranties of Buyer contained in Section 4.01 shall be true and correct in all respects on and as of the Closing Date with the same effect as though made at and as of such date.

(b)                                 Buyer shall have duly performed and complied, in all material respects, with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)                                  Buyer shall have paid, or made arrangements reasonably satisfactory to Sellers for the payment of, all brokerage, finder’s or other fee or commissions due in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

(d)                                 Sellers’ Representative shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(e)                                  Buyer shall have delivered (i) to Sellers an amount equal to the Purchase Price, less the Indemnity Amount and the Sellers’ Representative Fund Amount, (ii) to Escrow Agent an amount equal to the Indemnity Escrow Amount, and (iii) to Sellers’ Representative an amount equal to the Sellers’ Representative Fund Amount, in each case, by wire transfer in immediately available funds in accordance with Section 2.03(c)(i), (ii) and (iii).

(f)                                   The Assumption Agreement, Indemnity Escrow Agreement and each Seller’s Assignment and Withdrawal Agreement shall have been executed and delivered by the parties thereto (other than any Seller, Seller Representative or Falcon) and complete and correct copies thereof shall have been delivered to Sellers’ Representative.

(g)                                  Frederick M. Higgins, Kathy Higgins, Glenn Howard, and Cathy Howard shall have been removed and released from all personal guarantees set forth on Section 7.03(g) of the Disclosure Schedules.

(h)                                 Buyer shall have delivered to Sellers’ Representative such other documents or instruments as are necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
INDEMNIFICATION

SECTION 8.01  Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is one (1) year from the Closing Date; provided, that (i) the representations and warranties in Section 3.01, Section 3.03, Section 3.25, Section 4.01 and Section 4.04 shall survive indefinitely, (ii) the representations and warranties in Section 3.22 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days, (iii) the representations and warranties in 3.20 shall remain in full force and effect until the date that is two (2) years from the Closing Date, and (iv) the representations and warranties in Section 3.19 shall remain in full force and effect until the date that is four (4) years from the Closing Date.  All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

SECTION 8.02  Indemnification By Sellers.  Subject to the other terms and conditions of this Article VIII, Sellers shall, jointly and severally, (subject to the limitations set forth in Section 8.04(e)) from and after the Closing Date, indemnify and defend each of Buyer and its Affiliates (including the Company) (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees arising out of or relating to:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of any Seller, the Company, Sellers’ Representative pursuant to this Agreement (other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers, the Company, Sellers’ Representative pursuant to this Agreement or any instrument or agreement delivered by or on behalf of any Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI); or

(c)                                  the non-compliance with applicable Law related to Store #54 disclosed in Section 3.17(a) of the Disclosure Schedules.

SECTION 8.03  Indemnification By Buyer.  Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each Seller and his/her/its respective Affiliates (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees arising out of or relating to:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI).

SECTION 8.04  Certain Limitations.  The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)                                 Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) (i) until the aggregate amount of all Losses in respect of claims for indemnification under Section 8.02(a) exceeds $670,000 (the “Basket”), in which event Sellers shall be required to pay or be liable for all such Losses attributable to a single course of conduct or related set of facts, events or circumstances that exceed $15,000 (the “Mini-Basket”), and (ii) for an aggregate amount in excess of $4,690,000 (the “Cap”); provided, however, that the Mini-Basket, Basket and Cap shall not apply to claims for indemnification based upon a breach of a representation or warranty in Section 3.03, Section 3.22, or Section 3.25; provided further, Sellers’ liability for claims of indemnification based upon a breach of a representation or warranty in  Section 3.03, Section 3.22, or Section 3.25 shall not exceed the Purchase Price.

(b)                                 Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) (i) until the aggregate amount of all Losses in respect of claims for indemnification under Section 8.03(a) exceeds $670,000, in which event Buyer shall be required to pay or be liable for all such Losses attributable to a single course of conduct or related set of facts, events or circumstances that exceed $15,000 and (ii) for an aggregate amount in excess of $4,690,000; provided, however, the limitations in this Section 8.04(b) do not apply to claims for indemnification based upon a breach of a representation or warranty in Section 4.01 or Section 4.04.

(c)                                  For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty (except for the representations and warranties contained in Section 3.06 and the representation and warranty set forth in the final sentence of Section 3.02) shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(d)                                 With respect to Company Sites, except where a condition or circumstance existing prior to Closing prevents Buyer from having coverage for Losses that would otherwise be eligible under the applicable state storage tank trust fund, Sellers shall not be liable for any such Losses to the extent such Losses are incurred because of Buyer’s failure to operate storage tank systems in accordance with all applicable requirements to establish and maintain eligibility for coverage of storage tanks under the applicable state storage tank trust fund, or to conduct any required reporting or remediation related to storage tanks in accordance with all applicable requirements of such state storage tank trust fund; provided the foregoing is not intended to limit Sellers’ liability for Losses which exceed any state storage tank trust fund coverage limit or which are within any deductible.

(e)                                  The Minority Sellers shall be severally, and not jointly and severally, liable to Buyer Indemnitees for indemnification under Section 6.03 and Section 8.02.  The liability of each Minority Seller for a Loss shall be limited to the portion of such Loss determined by multiplying the amount of such Loss by a fraction, the numerator of which is the number of units which represented such Seller’s Interest and the denominator of which is the total number of units which represented all Interests in each case, as set forth in Section 3.03(a) of the Disclosure Schedules.  All other Sellers shall be jointly and severally liable to Buyer Indemnitees for indemnification under Section 6.03 and Section 8.02, but no such other Seller shall be liable for the portion of any Loss for which the Minority Sellers are liable.  Notwithstanding the foregoing, the Indemnity Escrow Amount shall be available to satisfy any and all Losses of Buyer Indemnitee Parties without regard to any limitation on the liability of any Seller for Losses set forth in this Section 8.04(e).

SECTION 8.05  Indemnification Procedures.  The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)                                 Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Action other than a Tax Claim made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third Party Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that such failure shall have actually prejudiced the Indemnifying Party.  Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof in the Indemnified Party’s possession or control and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the

Indemnified Party.  The Indemnifying Party shall have the right to participate in, or by giving written notice within fifteen (15) days of receipt of notice from Indemnified Party of such Third Party Claim to the Indemnified Party, to assume the defense of, any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim (i) brought by a Governmental Authority or (ii) that seeks an injunction or other equitable relief against the Indemnified Party.  In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of one lead counsel to the Indemnified Parties and the reasonable fees and expenses of any local counsel necessary for such lead counsel to secure admission to appear before the relevant adjudicative forum.  If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to notify the Indemnified Party in writing within fifteen (15) days of receipt of notice from the Indemnified Party of such Third party Claim of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.  Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)                                 Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b).  If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party.  If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer.  If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.  If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)                                  Direct Claims.  Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that such failure shall have actually prejudiced the Indemnifying Party.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof in the Indemnified Party’s possession or control and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim.  The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim.  If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)                                 Cooperation.  Each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and use commercially reasonable efforts to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim.  Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

(e)                                  Tax Claims.  Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

SECTION 8.06  Payments.  Once the amount of a Loss payable is agreed to by the Indemnified Party and Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds; provided, however, if the Indemnifying Party is a Seller, the amount of such Loss shall be first satisfied from the Indemnity Escrow Amount to the extent of funds available therefor pursuant to the Indemnity Escrow Agreement and then by payment of cash or other immediately available funds from Sellers.  The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at an annual rate equal to one percent (1%).  Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

SECTION 8.07  Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

SECTION 8.08  Effect of Investigation.  The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

SECTION 8.09  Calculation of Losses.  Notwithstanding anything to the contrary in this Agreement:

(a)                                 No Buyer Indemnitee shall be entitled to indemnification under Article VI or this Article VIII to the extent a Liability or reserve relating to the matter giving rise to such Losses has been included in the calculation of Closing Working Capital as finally determined.

(b)                                 The amount of any Loss for which an Indemnified Party claims indemnification under this Agreement (i) shall be reduced (but not below zero) by the amount, if any, of any actual Tax benefit with respect to such Loss, (ii) shall be reduced by the amount of any payment actually received by such Indemnified Party with respect to such Loss from a third-party insurer or other third party (net of costs or expenses of recovery and applicable premiums and self-insured retentions); provided that receipt of such proceeds, benefits or recoveries shall not be a predicate to indemnification for such Loss or require the Indemnified Party to use anything other than commercially reasonable efforts to collect any amounts available under such insurance coverage or from such other third parties.  For purposes of the preceding sentence, an actual Tax benefit is a Tax benefit to the extent that it results in, or with commercially reasonable steps capable of being taken by the Indemnified Party would result in, a refund of or actual reduction in Tax with respect to the taxable period in which payment of the Loss is made.  In addition, if, at any time following the payment of an indemnification obligation to an Indemnified Party with respect to a Loss under this Agreement, the Indemnified Party actually realizes any net reduction in Taxes or receives any payment by an insurance carrier or other third party with respect to such Loss not previously effected as a reduction payment to clauses (i) or (ii) of this Section 8.09(b), then the value of any such amount recovered by the Indemnified Party up to the amount of such indemnification payment hereunder, but net of any reasonable costs or expenses of recovery, shall promptly be repaid by such Indemnified Party to the Indemnifying Party.  An Indemnified Party shall use commercially reasonable efforts to pursue all legal rights and remedies available in order to mitigate Losses for which indemnification is provided to it under this Agreement. Without limiting the foregoing, each Indemnified Party shall use commercially reasonable efforts to pursue, and to cause its Affiliates to pursue, all reductions in Taxes and insurance or other third-party recoveries to which it may be entitled in connection with any Loss it incurs, and the parties shall cooperate with each other in pursuing the insurance and other third-party claims with respect to any such Losses.

(c)                                  In the event an Indemnified Party shall recover Losses in respect of a claim of indemnification under Article VI or this Article VIII, no other Indemnified Party shall be entitled to recover the same Losses in respect of a claim for indemnification

SECTION 8.10  Exclusive Remedies.  Subject to Section 5.03 and Section 11.11, the parties acknowledge and agree that following the Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII.  In furtherance of the foregoing, each party hereby waives from and after the Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII.  Nothing in this Section 8.10 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent conduct.

ARTICLE IX
TERMINATION; CASUALTY AND CONDEMNATION

SECTION 9.01  Termination.

(a)                                 This Agreement may be terminated at any time prior to the Closing:

(i)                                     By the mutual written consent of Sellers’ Representative and Buyer.  If this Agreement is terminated under this Section 9.01(a)(i), the Earnest Money shall be returned to Buyer.

(ii)                                  By Buyer by written notice to Sellers’ Representative if there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.02 and such breach, inaccuracy or failure has not been cured by Sellers within sixty (60) days of Sellers’ Representative’s receipt of written notice of such breach from Buyer; provided, however, Buyer shall not have the right to terminate under this Section 9.01(a)(ii) if there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.03.  If this Agreement is terminated under this Section 9.01(a)(ii), the Earnest Money shall be returned to Buyer.

(iii)                               By Sellers’ Representative by written notice to Buyer if there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.03 and such breach, inaccuracy or failure has not been cured by Buyer within sixty (60) days of Buyer’s receipt of written notice of such breach from Sellers’ Representative; provided, however, Sellers’ Representative shall not have the right to terminate under this Section 9.01(a)(iii) if there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers or the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.02.  If this Agreement is terminated under this Section 9.01(a)(iii), the Earnest Money shall be paid to the Company.

(iv)                              By Sellers’ Representative or Buyer if any of the conditions set forth in Section 7.02 or Section 7.03 shall not have been fulfilled by January 15, 2014; provided, however, (A) Sellers’ Representative shall not have the right to terminate under this Section 9.01(a)(iv) if there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers or the Company pursuant to this Agreement that gave rise to the failure of the conditions set forth in Section 7.02 or Section 7.03 and (B) Buyer shall not have the right to terminate under this Section 9.01(a)(iv) if there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that gave rise to the failure of the conditions set forth in Section 7.02 or Section 7.03.  If this Agreement is terminated under this Section 9.01(a)(iv), the Earnest Money shall be returned to Buyer, unless such termination is by Sellers’ Representative at a time when Buyer did not have the right to terminate under this Section 9.01(a)(iv), in which case the Earnest Money shall be paid to the Company; and

(v)                                 By Buyer or Sellers’ Representative in the event that (A) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (B) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.  If this Agreement is terminated under this Section 9.01(a)(v), the Earnest Money shall be returned to Buyer.

The party seeking to terminate this Agreement pursuant to this Section 9.01(a) (other than pursuant to Section 9.01(a)(i)) shall give prompt written notice of such termination to the other party, which notice shall specify the subsection of this Section 9.01(a)  under which the party is terminating this Agreement.

(b)                                 If this Agreement is terminated in accordance with Section 9.01(a), this Agreement shall forthwith become void and there shall be no Liability on the part of any party to any other party or any of their respective stockholders, members, equity holders, Affiliates, directors, managers or officers under this Agreement except for the obligations of the parties pursuant to this Section 9.01, Section 5.10, Article X and Article XI; provided, however, except as provided in Section 9.01(c), nothing herein shall relieve any party from liability for its fraud or any willful breach of this Agreement occurring prior to the date of such termination.

(c)                                  Subject to Sellers’ rights under Section 11.11, Sellers’ right to receive the Earnest Money as provided in this Section 9.01 shall be Sellers’ sole and exclusive remedy against Buyer for any breach by Buyer of its obligations under this Agreement or for any failure of the Closing to occur; provided, however, nothing in this Section 9.01(c) shall relieve Buyer from liability for its fraud.

SECTION 9.02  Casualty and Condemnation.

(a)                                 If, prior to the Closing Date, all or any portion of a Company Site is damaged or destroyed by fire or other casualty, Sellers’ Representative shall promptly deliver written notice thereof to Buyer.  If any such casualty shall result in any material damage to the affected Company Site, then Buyer shall have the right to terminate this Agreement with respect to the affected Company Site by giving written notice thereof to Sellers’ Representative not later than five (5) Business Days after the date on which Buyer receives Sellers’ Representative’s notice thereof (and, if necessary, the day for the Closing shall be extended until the date which is three (3) Business Days after the expiration of such period in order to permit Buyer to determine whether or not to exercise such termination right).  If Buyer elects to terminate this Agreement with respect to the affected Company Site, then (i) the affected Company Site shall become a Transferred Property and the Purchase Price payable by Buyer shall be reduced by the amount allocated to the affected Company Site in Section 9.02(a) of the Disclosure Schedules, (ii) all Contracts relating solely to the affected Company Site shall be assigned to Falcon, and (iii) the Company shall assign and pay over to Falcon any insurance proceeds paid or payable to the Company for such damage and the Company shall cooperate with Falcon in pursuing such proceeds, provided that any reasonable out-of-pocket costs incurred by Buyer or the Company in connection with such cooperation shall be reimbursed to Buyer or the Company from the insurance proceeds.  If any such casualty does not result in material damage to the affected Company Site or if Buyer shall not elect to terminate this Agreement with respect to the affected Company Site, then there shall be no adjustment of the Purchase Price.  For purposes of this Section 9.02(a), a casualty shall be deemed to have resulted in material damage with respect to a Company Site if Buyer reasonably estimates that the costs to repair the resulting damage at such Company Site will exceed ten percent (10%) of the amount allocated to such Company Site and/or, with respect to a Company Site which is a Leased Real Property, the casualty permits the landlord to terminate the lease with respect to such Leased Real Property and Sellers’ Representative has not received a written waiver of termination from such landlord by the fifth (5th) Business Day following the date on which Buyer receives Sellers’ Representative’s notice of such casualty event.

(b)                                 If, prior to the Closing Date, all or any part of a Company Site is taken by eminent domain (or becomes the subject of a pending or threatened taking which has not yet been consummated), Sellers’ Representative shall promptly deliver written notice thereof to Buyer and, if the taking involves a material part of the affected Company Site, Buyer shall have the right to terminate this Agreement with respect to the affected Company Site by giving written notice thereof to Sellers’ Representative not later than five (5) Business Days after the date on which Buyer receives Sellers’ Representative’s notice thereof (and, if necessary, the Closing Date shall be extended until the date which is three (3) Business Days after the expiration of such period in order to permit Buyer to determine whether or not to exercise such termination right).  If Buyer elects to terminate this Agreement with respect to the affected Company Site, then (i) the affected Company Site shall become a Transferred Property and the Purchase Price payable by Buyer hereunder shall be reduced by the amount allocated to the affected Company Site in accordance with Section 9.02(a) of the Disclosure Schedules, (ii) all Contracts relating solely to the affected

Company Site shall be assigned to Falcon, and (iii) Buyer and the Company shall assign and pay over to Falcon any condemnation award paid or payable to Buyer or the Company for such taking and Buyer and the Company shall cooperate with Falcon in pursuing such award, provided that any reasonable out-of-pocket costs incurred by Buyer or the Company in connection with such cooperation shall be reimbursed to Buyer or the Company from the condemnation award.  If Buyer shall not elect to terminate this Agreement with respect to an affected Company Site, there shall be no adjustment to the Purchase Price.  For purposes of this Section 9.02(b), a material part of a Company Site shall be deemed taken if: (x) Buyer reasonably estimates that the payments in connection with such taking will exceed ten percent (10%) of the amount allocated to such Company Site in Section 9.02(a) of the Disclosure Schedule, (y) the taking will materially and adversely affect the access or parking at the Company Site, and/or (z) with respect to a Company Site which is a Leased Real Property, the taking will permit the landlord to terminate the lease with respect to such Leased Real Property and Sellers’ Representative has not received a written waiver of termination from such landlord by the fifth (5th) Business Day following the date on which Buyer receives Sellers’ Representative’s notice of such eminent domain proceeding.

ARTICLE X
SELLERS’ REPRESENTATIVE

SECTION 10.01  Appointment of Sellers’ Representative.  Each Seller hereby irrevocably and unconditionally appoints Sellers’ Representative as his/her/its true and lawful attorney-in-fact, to act as such Seller’s representative in connection with the execution, delivery and performance of this Agreement and any documents, certificates, instrument or other agreements to be executed or performed pursuant to this Agreement (collectively, the “Transaction Documents”) and the transactions contemplated thereby and, as such, to act as such Seller’s agent (with full power of substitution).

SECTION 10.02  Authority.  Each Seller hereby grants Sellers’ Representative with power and authority in connection with the Transaction Documents: (a) to execute and deliver, on behalf of such Seller, and to accept delivery of, on behalf of such Seller, the Transaction Documents other than this Agreement on behalf of Sellers, or any of them, as Sellers’ Representative determines, in its sole discretion, to be necessary or appropriate; (b) to do each and every act, implement any decision and exercise any and all rights that Sellers, or any of them, are permitted or required to do or exercise under the Transaction Documents; (c) to (i) negotiate and compromise, on behalf of and in consultation with Sellers, or any of them, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, the Transaction Documents and (ii) execute on behalf of Sellers, or any of them, any settlement agreement, release or other document with respect to such dispute or remedy; (d) to enforce, on behalf of Sellers, or any of them, any claim against Buyer arising under the Transaction Documents; (e) to engage attorneys, accountants and agents at the expense of Sellers in connection with Sellers’ Representative’s discharge of its obligations under and in connection with the Transaction Documents; (f) to give such instructions and to take such action or refrain from taking such action, on behalf of Sellers, or any of them, as Sellers’ Representative deems, in his or her sole discretion, necessary or appropriate; (g) to communicate to, and receive all communications and notices from Buyer and its Affiliates and Representatives; (h) to execute and deliver on behalf of Sellers, or any of them, any amendment or waiver to any Transaction Document; (i) to authorize delivery or payment to the Buyer Indemnitees or to object to such deliveries or payments; and (j) to make, execute, acknowledge and deliver all such other agreements, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writing, and in general, to do any and all things and to take any and all actions that Sellers’ Representative, in its sole discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by the Transaction Documents.

SECTION 10.03  Liability.  Sellers’ Representative shall not be liable to any Seller for any action taken by it in good faith pursuant to this Agreement, and Sellers shall severally indemnify Sellers’ Representative from any Losses incurred by Sellers’ Representative arising out of its service hereunder.  Sellers’ Representative is serving in that capacity solely for purposes of administrative convenience, and shall not be personally liable in such capacity for any of the obligations of Sellers hereunder, and Buyer agrees that neither it nor its successors, assigns, delegates or Affiliates shall look to the personal assets of Sellers’ Representative, acting in such capacity, for the satisfaction of any obligations to be performed by Sellers hereunder.  Sellers’ Representative shall be entitled to conclusively rely upon any statements furnished to it by any Seller or Buyer, and Sellers’ Representative shall be entitled to act on the advice of counsel selected by it.

SECTION 10.04  Sellers’ Representative Fund.  The Sellers’ Representative Fund shall be used by Sellers’ Representative to pay (i) any costs or expenses Sellers’ Representative may incur from time to time in performing his duties hereunder (including, without limitation, pursuant to Section 2.04 and Article VI) or under the Indemnity Escrow Agreement, or (ii) any costs or expenses incurred by Sellers pursuant to any indemnity or similar obligation given by Sellers under this Agreement or any other agreement or document executed pursuant thereto or otherwise in fulfillment of Sellers’, or any of their, obligations under any Transaction Document.

SECTION 10.05  Replacement of Sellers’ Representative.  Upon the resignation, death, disability, or incapacity of Sellers’ Representative, Sellers who held a majority of the Interests immediately prior to Closing shall appoint a replacement reasonably believed to be capable of carrying out the duties and performing the obligations of Sellers’ Representative hereunder (which such replacement shall be subject to the prior written consent of the Buyer, such consent not to be unreasonably withheld).

ARTICLE XI
MISCELLANEOUS

SECTION 11.01  Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, if the Closing occurs the Sellers shall be responsible for one-half of the title insurance premiums, fees and charges charged by the Title Company and the Escrow Agent (including escrow fees), and Buyer shall be responsible for one-half of the title insurance premiums, fees and charges charged by the Title Company and the Escrow Agent (including escrow fees).

SECTION 11.02  Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

If to Sellers:	c/o Sellers’ Representative
Frederick M. Higgins
2017 Nashville Road
Bowling Green, KY 42101
Email: fhiggins@ivcvoip.com

With a copy to:	Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, TN 37201
Facsimile: 615-742-2709
615-742-0427
E-mail: hlamar@bassberry.com mholley@bassberry.com
Attention: Howard H. Lamar III Michael J. Holley

If to the Company:	Girkin Development, LLC dba Minit Mart
P.O. Box 90011
Bowling Green, Kentucky 42102
Facsimile: 270-781-3388
E-mail: fhiggins@minitmart.com
Attention: Frederick M. Higgins

With a copy to:	Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, TN 37201
Facsimile: 615-742-2709
615-742-0427
E-mail: hlamar@bassberry.com mholley@bassberry.com
Attention: Howard H. Lamar III Michael J. Holley

If to Buyer:	TravelCenters of America LLC
Two Newton Place
255 Washington Street
Newton, MA 02458

Facsimile: 617 969 4697
E-mail: myoung@ta-petro.com
Attention: Mark R. Young, Executive Vice President and General Counsel

with a copy to:	Sullivan & Worcester LLP
One Post Office Square
Boston, MA 02109
Facsimile: 617-338-2880
E-mail: rteller@sandw.com
nrives@sandw.com
Attention: Richard Teller Nicole L. Rives

SECTION 11.03  Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and (d) the singular and plural use of a defined term have the correlative meaning.  Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

SECTION 11.04  Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

SECTION 11.05  Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

SECTION 11.06  Entire Agreement.  This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

SECTION 11.07  Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No party may assign its rights or obligations hereunder without the prior written consent of the other parties which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Sellers’ Representative, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries.  No assignment shall relieve the assigning party of any of its obligations hereunder.  Any such assignor shall remain jointly and severally liable for its obligations and the obligations of its permitted assignee.  Upon such permitted assignment, the references in this Agreement to Buyer shall also apply to any such assignee unless the context requires otherwise.

SECTION 11.08  No Third-party Beneficiaries.  Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 11.09  Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each of Buyer and Sellers’ Representative.  No waiver by Buyer or Sellers’ Representative of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

SECTION 11.10  Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(a)                                 ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF OHIO IN EACH CASE LOCATED IN THE CITY OF CINCINNATI AND COUNTY OF HAMILTON, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN

ANY SUCH SUIT, ACTION OR PROCEEDING.  SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT, AND EACH SELLER HEREBY APPOINTS SELLERS’ REPRESENTATIVE AS ITS AGENT TO RECEIVE SUCH SERVICE OF PROCESS AND SELLERS’ REPRESENTATIVE HEREBY ACCEPTS SUCH APPOINTMENT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(c).

SECTION 11.11  Specific Performance.  The parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other remedies at law would not be an adequate remedy for any such damages.  Accordingly, the parties acknowledge and hereby agree that in the event of any breach or threatened breach by any party of any of its covenants or obligations set forth in this Agreement, the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations under this Agreement, in addition to any other remedy that may be available at law or in equity.  The parties agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement.

SECTION 11.12  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

SECTION 11.13  Disclosure Schedule.  The parties acknowledge and agree that (a) the inclusion of any items or information in the Disclosure Schedules that is not required by this Agreement to be so included is solely for the convenience of Buyer; (b) the disclosure by Sellers of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgement by Sellers that the matter is required to be disclosed by the terms of this Agreement, is material, has resulted in a Material Adverse Effect or is outside the ordinary course of business; (c) if any section of the Disclosure Schedules lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Disclosure Schedules readily apparent on the face of such item or information, the matter shall be deemed to have been disclosed in or with respect to such other section of the Disclosure Schedules, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Disclosure Schedule or Article III hereof; (d) except as provided in clause (c) above, headings have been inserted in the Disclosure Schedules for convenience and reference only; and (e) the Disclosure Schedules and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of Sellers except as and to the extent provided in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

[SELLERS]

Frederick M. Higgins

Heather Higgins

Leslie Higgins Embry

Cathy Howard

Glenn Howard

Stacy Howard Jones

Wesley Howard

Jamie Gaddie Higgins Family Trust

By:
Name:
Title:

Jamie Gaddie Higgins Marital Trust

By:
Name:
Title:

Rita Barks

Danny Evans

Jerry Goff

Helen Jernigan

Martha Miller Webb

Donna Carlyle

Betsy Monroe

Owen Monroe Trust Under Will

By:
Name:
Title:

Carrie Leigh Porcel

Frederick M. Higgins Charitable Remainder Unitrust

By:
Name:
Title:

COMPANY:

GIRKIN DEVELOPMENT, LLC

By:
Name:
Title:

By:
Name:
Title:

SELLERS’ REPRESENTATIVE:

Frederick M. Higgins

BUYER:

TRAVELCENTERS OF AMERICA LLC

By:
Name:
Title: